Execution Version

Stock Purchase Agreement

by and among

batterfly energy ltd.,

as the Company

LIFE CLIPS, inc.,

as Buyer

and

the Shareholders of batterfly energy ltd.,

as Sellers

Dated as of June 10, 2016

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Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization; Corporate Power	37
5.2	Authorization of Transactions	37
5.3	Governmental Approvals; Noncontravention	37
5.4	No Consent, Violation or Conflict	38
5.5	Legal Proceedings	38
5.6	Knowledge	38
5.7	Validity of Stock Consideration; Listing	38
5.8	SEC Documents and Compliance	38
5.9	Brokers	39

Article 6 ADDITIONAL AGREEMENTS

6.1	Conduct of the Company’s Business Before the Closing Date	39
6.2	Conduct of Business of Buyer Before the Closing Date	41
6.3	Non-Solicitation	41
6.4	Further Assurances	42
6.5	Confidentiality	42
6.6	Continuing Engagement	42
6.7	Noncompetition	42
6.8	Post Closing Covenants	44
6.9	Releases	45
6.10	Anti-Dilution	45

Article 7 CLOSING CONDITIONS

7.1	Conditions to Buyer’s Obligation to Close	46
7.2	Conditions to Sellers’ Obligation to Close	47

Article 8 TERMINATION

8.1	Termination Events	48
8.2	Effect of Termination	49

Article 9 INDEMNIFICATION

9.1	General Indemnification	49
9.2	Survival	52
9.3	Certain Limitations	52
9.4	Payment	53
9.5	Set-Off	53
9.6	No Recourse	53
9.7	Effect of Knowledge on Indemnification	53

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Article 10 Tax Matters

10.1	Tax Returns	54
10.2	Transfer Taxes	55
10.3	Assistance and Cooperation	55
10.4	Tax Treatment of Indemnity Payments	56

Article 11 MISCELLANEOUS

11.1	Seller Representative	56
11.2	Notices	57
11.3	Amendments; No Waivers; No Third-Party Beneficiaries	58
11.4	Expenses	58
11.5	Successors and Assigns; Benefit	58
11.6	Governing Law	58
11.7	Resolution of Disputes	59
11.8	Publicity	59
11.9	Severability	59
11.10	Waiver of Jury Trial	59
11.11	Entire Agreement	60
11.12	Specific Performance	60
11.13	Counterparts	60
11.14	Construction	60

EXHIBITS

Exhibit A	Form of Promissory Note

Exhibit B	Pro-Rata Share

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (together with all exhibits and schedules hereto, this “Agreement”) is entered into as of June 10, 2016 (the “Effective Date”), by and among LIFE CLIPS, INC., a Wyoming corporation (“Buyer”), BATTERFLY ENERGY LTD., a company limited by shares incorporated under the laws of the State of Israel (the “Company”), and the shareholders of the Company set forth on the signature pages hereto (each, a “Seller” and, collectively, “Sellers”). Buyer, the Company and Sellers are each, individually, a “Party” and, collectively, the “Parties.”

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, 1,124 Ordinary Shares of the Company (collectively, the “Shares”);

WHEREAS, the Shares constitute 100% of the outstanding Equity Interests in the Company; and

WHEREAS, Buyer desires to acquire the Shares from Sellers, and Sellers desire to sell the Shares to Buyer, all subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article 1

Definitions

Each of the following terms is defined as follows:

“Accounts Payable” means all accounts payable, trade payables and other payables of the Company.

“Accounts Receivable” means all trade and other accounts and notes receivable owing to the Company.

“Adapter Units” means the version of the reusable adaptor with which the Battery Units can be used to temporarily extend the battery life of a mobile phone or other device that were or are being sold or distributed by the Company on or prior to the Closing Date, and any subsequent variations and iterations thereof that contain only cosmetic, non-substantive and/or non-material changes to the version in existence as of the Closing Date.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” is defined in the Preamble.

“Approvals” any franchises, grants, permits, licenses, variances, easements, consents, certificates, exemptions, orders and approvals and other authorizations from, or filing with or notification to, any Governmental Entity.

“Battery Products” means the Adapter Units and/or the Battery Units.

“Battery Units” means the version of the disposable battery products sold or distributed by the Company on or prior to the Closing Date that, when combined with an Adapter Unit, temporarily extend the battery life of a mobile phone or other mobile device, and any subsequent variations and iterations thereof that contain only cosmetic, non-substantive and/or non-material changes to the version in existence as of the Closing Date.

“Books and Records” means all books of account and other books, Accounts Receivable and Accounts Payable information, credit history, customer records, personnel records, financial records and other business and legal records of every kind whatsoever pertaining to the Business and the Company.

“Business” means the business of manufacturing, distributing and selling the Battery Products.

“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in Charlotte, North Carolina generally are authorized or required by Law or other governmental actions to close.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” are defined in Section 9.1(a).

“Buyer Stock” means the common stock of Buyer, par value $0.001 per share.

“Closing” is defined in Section 2.4(a).

“Closing Date” is defined in Section 2.4(b).

“Closing Payment” is defined in Section 2.3(a).

“Code” means the United States Internal Revenue Code of 1986.

“Company” is defined in the Preamble.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Consulting Agreements” is defined in Section 7.1(e).

“Contingent Consideration Payments” is defined in Section 2.3(d).

“Contract” means any contract, commitment, understanding or agreement (whether oral or written).

“Effective Date” is defined in the preamble.

“Employees” means individuals who are employed by the Company before and up to the Closing. For the avoidance of doubt, “Employees” shall not include the Singapore national engaged by the Company as an intern prior to the Closing Date.

“Environmental Claim” means any action, suit, investigation (other than a routine inspection), demand, demand letter, claim, notice of noncompliance or violation, notice of liability, Proceeding, consent order or consent agreement by any Governmental Entity or any Person made under or in accordance with any Environmental Law or relating to Materials of Environmental Concern.

“Environmental Laws” means any Laws regulating, relating to or imposing standards of conduct concerning protection of the environment or human health and safety.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, registrations, exemptions and any other authorizations required under Environmental Laws.

“Environmental Report” means any report, study, assessment, audit or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or relating to Materials of Environmental Concern, or any proposed or anticipated change in or addition to Environmental Law or relating to Materials of Environmental Concern.

“Equity Interests” means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.

“Escrow and Paying Agent Agreement” means that certain agreement, dated on or about the Closing Date, among Buyer, the Company, the Sellers and the Paying Agent related to the holding in escrow by the Paying Agent of the shares of Buyer Stock to be issued by Buyer pursuant to Section 2.3(b) and the paying and distribution of such shares of Buyer Stock and cash consideration pursuant to Sections 2.3(a), (c) and (d), less any and all amounts required to be withheld by applicable Law.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, reexports, or transfers of products, services, software, or technologies from or to or any country; (ii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Family” means, with respect to a particular individual, (a) the individual, (b) the individual’s spouse and former spouse(s), (c) any other natural person who is related to the individual or the individual’s spouse within the second degree and (d) any other natural person who resides with such individual.

“Financial Statements” is defined in Section 4.6(a).

“Funds Flow Memorandum” means a funds flow memorandum executed by the Parties at Closing.

“Governmental Entity” means any federal, state, municipal, local or foreign (including but not limited to Israeli) government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.

“Hamza’at Sherut” is defined in Section 4.18(c).

“Improvements” means all buildings, structures, fixtures and improvements located on the Leased Real Property.

“Indebtedness” with respect to any Person, means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with Israeli accounting principles, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of interest rate or currency hedging agreements, (h) all obligations of such Person to guarantee any Indebtedness, leases, dividends or other payment obligations, (i) all indebtedness and other payment obligations referred to in clause (a) through clause (h) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations and (j) all accrued and unpaid interest on any of the foregoing.

“Indemnified Party” and “Indemnifying Party” are defined in Section 9.1(c).

“Insurance Policies” is defined in Section 4.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge of Buyer” means the actual knowledge of the chief executive officer of Buyer, after reasonable inquiry.

“Knowledge of Sellers” means the actual knowledge of any Seller, after reasonable inquiry.

“Latest Balance Sheet” is defined in Section 4.6(a).

“Law” means any applicable foreign (including but not limited to Israeli), federal, state or local law (including common law), statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity.

“LCIA” is defined in Section 11.7.

“Lease” is defined in Section 4.8(a).

“Leased Real Property” is defined in Section 4.8.

“Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

“Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind, including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership, in respect of such property or asset.

“Lock-up Agreement” means an agreement between Buyer and a holder of (a) Buyer’s common stock or (b) an instrument or security convertible into, or exercisable or exchangeable for, shares of Buyer Stock, pursuant to which such holder agrees not to dispose of any shares of Buyer’s common stock he, she or it owns or has a right to acquire on the date such agreement is executed until the earlier of the date that is six (6) months after the Closing Date or the date Buyer files a registration statement on Form S-1 or Form S-3 with the U.S. Securities and Exchange Commission.

“Losses” means any losses, damages, deficiencies, Liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including legal, accounting and other professional fees and expenses.

“Market Price” means the highest traded price over the prior five (5) trading-day period on the Over-the-Counter Pink Marketplace, or applicable trading market as reported by a reliable reporting service or, if the Over-the-Counter Pink Marketplace is not the principal trading market for such security, on the principal securities exchange or trading market where such security is listed or traded or, if the highest intraday trading price of such security is not available in any of the foregoing manners, the highest intraday price of any market makers for such security that are quoted on the Over-the-Counter Marketplace. If the Market Price cannot be calculated for such security on such date in the manner provided above, the Market Price shall be the fair market value as mutually determined by Buyer and the Sellers.

“Material Adverse Effect” shall mean any event, condition, fact, change, occurrence or effect that, individually or in the aggregate with other events, conditions, facts, changes, occurrences or effects has had or could reasonably be likely to give rise to a material impact on the condition (financial or otherwise), earnings, operations, assets or Liabilities of the Company (taken as a whole), except in each case to the extent such events, conditions, facts, changes, occurrences or effects result from (a) changes in general economic or political conditions or the securities markets in general, (b) changes in conditions generally applicable to businesses in the same or similar industries as the Company, (c) changes, after the date hereof, in Laws of any Governmental Entity generally applicable to such businesses or industries, (d) changes, after the date hereof, in Israeli accounting principles and/or (e) the taking of any action required by this Agreement; provided,however, the exceptions in clauses (a) through (d) shall not apply if such events, conditions, facts, changes, occurrences or effects have a disproportionate effect on the Company relative to other companies operating in similar businesses to those which the Company operates.

“Material Contracts” is defined in Section 4.10(a).

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other Equity Interests representing at least 5% of the outstanding equity securities or Equity Interests in a Person.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.

“Noncompete Period” is defined in Section 6.7(b).

“Notice of Loss” is defined in Section 9.1(c).

“OCS” is defined in Section 4.18(h).

“Optionholder” means Cytex Ventures Inc.

“Order” means any judgment, writ, decree, determination, award, compliance agreement, settlement agreement, injunction, ruling, charge, judicial or administrative order, determination or other restriction of any Governmental Entity or arbitrator.

“Other Parties” is defined in Section 4.10(b).

“Party” and “Parties” are defined in the Preamble.

“Patents Law” is defined in Section 4.18(c).

“Paying Agent” means 102 Trust & Treasury, an affiliate of IBI Investment House, Tel Aviv Israel.

“Permits” means licenses, certificates, consents, Orders, franchises, permits, certificates, approvals or other similar authorizations from Governmental Entities.

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Pre-Closing Partial Tax Period” means the portion of any Straddle Period beginning before and ending on (and including) the Closing Date.

“Pre-Closing Periods” is defined in Section 10.1(a).

“Pre-Payment Amount” means the $150,000 previously paid by Buyer to the Company (on behalf of the Sellers) after the execution of the letter of intent, dated May 2, 2016, among the Parties.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, demand, hearing, inquiry, audit or investigation by or before any Governmental Entity or arbitral tribunal.

“Promissory Note” means that certain promissory note issued by Buyer and payable to each Seller and the Optionholder in an amount equal such Seller’s and the Optionholder’s Pro-Rata Share of $500,000, which shall be secured by a pledge of all of the Shares in favor of the Sellers, and which shall be payable in two equal installments of $250,000 on each of the first Business Day that is (a) four (4) months after the Closing Date and (b) eight (8) months after the Closing Date, in substantially the form attached hereto as Exhibit A.

“Pro-Rata Share” means, with respect to the share of any Seller or the Optionholder, that percentage set forth for such Seller on Exhibit B.

“Purchase Price” is defined in Section 2.2.

“Related Person” means, (a) with respect to an entity, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii) or, (b) with respect to an individual, (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).

“Released Parties” is defined in Section 6.9(a).

“Releasing Parties” is defined in Section 9(a).

“Required Consents” means those consents, waivers and approvals set forth on Schedules 3.2 and 4.5.

“Restricted Parties” means Daniel Assis and Itay Hasid.

“Restricted Territory” means the entire world.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

“SEC” is defined in Section 5.8.

“SEC Documents” is defined in Section 5.8.

“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the Preamble.

“Seller Representative” is defined in Section 11.1(a).

“Severance Pay Law” is defined in Section 4.20(b).

“Shares” is defined in the Recitals.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Tax” means (a) any foreign (including but not limited to Israeli), federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other Tax of any nature; (b) any foreign (including but not limited to Israeli), federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment or other fee or charge of any nature imposed by a Governmental Entity; (c) amounts owed pursuant to Escheat Laws; or (d) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Claim” means any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” is defined in Section 9.1(d).

“Transactions” means the purchase and sale of the Shares and the other transactions contemplated under this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement and any other agreement, certificate or writing delivered in connection with this Agreement, including those delivered at the Closing.

“Transaction Expenses” means (a) any amounts incurred by or on behalf of the Company for investment banking fees, accounting fees, legal fees and any other costs or expenses of advisors or consultants related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the other Transaction Documents, or the consummation of the Transactions and (b) all amounts required to paid by the Company to current or former Employees of the Company in connection with consummation of the Transactions (including as severance to the extent such Employee’s employment has terminated or such Employee has given notice of an intention to terminate employment) to the extent such amounts shall not have been paid before Closing.

“Transfer Taxes” is defined in Section 10.2.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. Person” means (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv)any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the Unites States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or, if an individual, resident in the United States; and (viii) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized and incorporated, and owned, by accredited investors (as defined in Rule 501(a) under Regulation D promulgated under the Securities Act) who are not natural persons, estates or trusts.

Article 2

PURCHASE AND SALE; PURCHASE PRICE; ESCROW

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at Closing, Sellers shall sell and transfer to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Liens.

2.2 Purchase Price. The purchase price for the Shares shall consist of (a) an aggregate of $1,000,000 in cash (inclusive of the Pre-Payment Amount), (b) the Promissory Note, (c) 10,000,000 shares of Buyer Stock and (d) the Contingent Consideration Payments (collectively, the “Purchase Price”), to be paid in accordance with Section 2.3. The Purchase Price is subject to adjustment as provided in Article 8.

2.3 Payment of Purchase Price.

(a) Cash Consideration. Buyer shall:

(i) on or before the Closing Date, deposit with the Paying Agent for disbursement at Closing to each Seller and the Optionholder, by wire transfer of immediately available funds to an account designated in writing by such Seller and the Optionholder, such Seller’s or Optionholder’s Pro-Rata Share of cash equal to the sum of (x) $450,000 and (y) the amount expended by the Company between May 2, 2016 and the Closing Date on purchases of inventory that remain unsold as of the Closing Date, not to exceed $100,000, notice of which amount shall be given to Buyer at least three (3) Business Days prior to the Closing Date, less the amount of the Indebtedness of the Company (such total, the “Closing Payment”);

(ii) at Closing, pay, by wire transfer of immediately available funds, to each of the holders of any Indebtedness of the Company (including Indebtedness held by any Sellers), cash in the amount set forth in the holder’s respective Payoff Letter;

(iii) on the first Business Day after the date that is twelve (12) months after the Closing Date, deposit with the Paying Agent for disbursement to each Seller and the Optionholder, by wire transfer of immediately available funds to an account designated in writing by such Seller, such Seller’s or Optionholder’s Pro-Rata Share of cash in an amount equal to $250,000; and

(iv) on the first Business Day after the date that is sixteen (16) months after the Closing Date, deposit with the Paying Agent for disbursement to each Seller and the Optionholder, by wire transfer of immediately available funds to an account designated in writing by such Seller, such Seller’s or Optionholder’s Pro-Rata Share of cash in an amount equal to $150,000.

(b) Promissory Note. On the Closing Date, Buyer shall deliver to Sellers and the Optionholder the Promissory Note.

(c) Stock Consideration.

(i) At Closing, Buyer shall issue to each Seller and the Optionholder such Seller’s or Optionholder’s Pro-Rata Share of 5,000,000 shares of Buyer Stock;

(ii) At Closing, Buyer shall issue to the Escrow Agent 3,000,000 shares of Buyer Stock, to be held in escrow until the date that is twelve (12) months after the Closing Date (unless pursuant to the Escrow Agreement all or a portion thereof is required to be held for a longer period) in accordance with the terms of the Escrow Agreement, after which time such shares shall be released to the Sellers and the Optionholder, with each Seller or Optionholder receiving his, her or its Pro-Rata Share of such shares of Buyer Stock; and

(iii) At Closing, Buyer shall issue to the Escrow Agent 2,000,000 shares of Buyer Stock, to be held in escrow until the date that is ten (10) Business Days after the date that Buyer, together with its Affiliates, sells an aggregate of 1,000,000 Battery Products to consumers, distributors or other third party purchasers (unless pursuant to the Escrow Agreement all or a portion thereof is required to be held for a longer period) in accordance with the terms of the Escrow Agreement, after which time such shares shall be released to the Sellers and the Option Holder, with each Seller or Optionholder receiving his, her or its Pro-Rata Share of such shares of Buyer Stock; provided, however, that if 1,000,000 Battery Products are not sold within 24 months of the Closing Date, such shares of Buyer Stock shall be released to Buyer and cancelled; provided, further, that if at any time after release of such shares of Buyer Stock back to Buyer, Buyer sells the requisite 1,000,000 Battery Products to consumers, distributors or other third party purchasers, then Buyer shall issue to each Seller and the Optionholder such Person’s Pro-Rata Share of such 2,000,000 shares of Buyer Stock.

(d) Contingent Consideration in Performance. Within ten (10) Business Days after the last Business Day of each calendar month ending after the Closing Date, Buyer shall pay to each Seller and the Optionholder such Seller’s or Optionholder’s Pro-Rata Share of:

(i) $0.05 for each Battery Unit sold by Buyer, together with its Affiliates, to any distributors, consumers or other third parties located outside of the Peoples’ Republic of China during the preceding calendar month;

(ii) $0.05 for each Adapter Unit sold by Buyer, together with its Affiliates, to any distributors, consumers or other third parties located outside of the Peoples’ Republic of China during the preceding calendar month;

(iii) $0.03 for each Battery Unit sold by Buyer, together with its Affiliates, to any distributors, consumers or other third parties located within of the Peoples’ Republic of China during the preceding month; and

(iv) $0.03for each Adapter Unit sold by Buyer, together with its Affiliates, to any distributors, consumers or other third parties located within of the Peoples’ Republic of China during the preceding calendar month;

provided, however, that Buyer shall have no further obligation to make contingent consideration payments to the Sellers under this Section 2.3(d) after the payment of $2,000,000 in aggregate sales commission payments have been made to Sellers and the Optionholder. The amounts paid or payable under this Section 2.3(d) are referred to herein as the “Contingent Consideration Payments.” Notwithstanding anything contained in this Section 2.3(c) to the contrary, neither the Company nor Buyer shall have any obligation to sell any specific number of Battery Products after the Closing Date, provided, that and Buyer and/or the Company shall exercise its or their reasonable commercial efforts to market and sell the Battery Units and Adapter Units following the Closing Date. Buyer shall not unreasonably temporarily or permanently discontinue sales of the Battery Products for a period of 24 months following the Closing Date.

2.4 Closing.

(a) On the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares and delivery of all of the other closing deliveries required by Sections 7.1 and 7.2 (the “Closing”) shall take place by conference call and electronic communication (i.e., emails/pdf) or facsimile, with exchange of original signatures to follow by mail.

(b) The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.” The Closing Date shall be on the date that is no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 7, effective as of 11:59 p.m. on such date.

2.5 Withholding. Pursuant to the Paying Agent Agreement, the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to Sellers such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. If the Paying Agent so withholds (or causes to be withheld) any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid by Buyer to Sellers.

Article 3

REPRESENTATIONS AND WARRANTIES related to the sellerS

Sellers jointly and severally represent and warrant to Buyer that the following statements contained in this Article 3 are true and correct as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedule delivered by the Sellers to Buyer on the Effective Date:

3.1 Authorization of Transactions. Each Seller has the requisite individual power and capacity to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party and to perform his or her obligations hereunder and thereunder. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all requisite individual action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is a party have been duly and validly executed and delivered by such Seller. This Agreement and each other Transaction Document to which such Seller is a party constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

3.2 Governmental Approvals; Noncontravention.

(a) Except as set forth on Schedule 3.2(a), no consent, Order, action or nonaction of, or filing, notification, declaration or registration with, any Governmental Entity or Person is necessary for the execution, delivery or performance by a Seller of this Agreement or any other Transaction Document to which a Seller is a party.

(b) Except as set forth on Schedule 3.2(b), the execution, delivery and performance by any Seller of this Agreement and the other Transaction Documents to which a Seller is a party, and the consummation by such Seller of the Transactions, do not (i) violate or conflict with any Law or Order to which any Seller or any of the Shares may be subject, (ii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) of any obligation under any Contract to which any Seller is a party or to which any Seller or any of the Shares are subject or by which the Company’s properties, assets or rights are bound or (iii) result in the creation or imposition of any Lien upon any of the rights, properties or assets of such Seller or any of the Shares.

3.3 The Shares.

(a) Each Seller holds of record and owns beneficially all those shares of capital stock of the Company as set forth opposite such Seller’s name in Schedule.3.3, free and clear of any and all Liens. There are no limitations or restrictions on any Seller’s right to transfer his or her Shares to Buyer pursuant to this Agreement. The Sellers have good and valid title to the Shares and the absolute right to deliver such Shares to Buyer in accordance with this Agreement, free and clear of any and all Liens.

(b) No Seller is a party to any option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract with respect to the voting or dividend rights or the sale, acquisition, issuance, redemption, registration, transfer or other disposition of any Equity Interests of the Company, including the Shares (other than this Agreement). Further, any document purportedly executed by any Seller appearing to grant an option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract with respect to the disposition of (A) any Equity Interests of the Company, including the Shares (other than this Agreement), or (B) any assets of the Company was not duly executed by such Sellers, is null and void and has no legal effect.

(c) Upon delivery to Buyer at the Closing of the certificates representing the Shares owned or accompanied by a duly completed and executed stock power, good and valid title to the Shares shall pass to Buyer, free and clear of any and all Liens.

3.4 Brokers. No Seller has engaged, or caused to be incurred any Liability or obligation to, any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of this Agreement, or the other Transaction Documents to which it is a party, or the Transactions.

3.5 Litigation. There is no proceeding pending or, to the Knowledge of Sellers, threatened or anticipated against such Seller relating to or affecting the Transactions.

3.6 Securities Law Representations and Warranties

(a) Each Seller acknowledges and agrees that the shares of Buyer Stock to be issued under the terms of this Agreement have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons unless the shares of Buyer Stock issued under this Agreement are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available, and that hedging transactions involving such securities may not be conducted unless in compliance with the Securities Act.

(b) No Seller is a U.S. Person nor is any Seller acquiring the shares of Buyer Stock for the account or benefit of any U.S. Person. Each Seller that is a natural person maintains his or her principal place of residence outside of the United States and each Seller that is not a natural person maintains its principal place of business outside of the United States.

(c) Each Seller agrees to resell his, her or its shares of Buyer Stock only in accordance with Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration. Each Seller further agrees not to engage in hedging transactions with regard to such shares of Buyer Stock unless in compliance with the Securities Act.

(d) Each Seller acknowledges that Buyer is required to refuse to register any transfer of his, her or its shares of Buyer Stock not made in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(e) None of the Sellers has been: (a) subject to voluntary or involuntary petition under the federal or foreign bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (c) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to perform its undertakings under this Agreement; (d) found by a court of competent jurisdiction to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (e) has engaged in other conduct in such person’s capacity as shareholder, or officer or director of the Company that would be required to be disclosed in a prospectus under applicable law.

Article 4

REPRESENTATIONS AND WARRANTIES Related to the company

Sellers and the Company jointly and severally represent and warrant to Buyer that the following statements contained in this Article 4 are true and correct as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedule delivered by the Sellers and the Company to Buyer on the Effective Date:

4.1 Authorization of Transactions. The Company has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All necessary corporate action has been taken by the Company to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all requisite corporate power on the part of the Company. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Company. This Agreement and each other Transaction Document to which it is a party constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium Laws, or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

4.2 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Israel with the requisite corporate power and authority to own, lease and operate the Company’s properties, rights and assets and to carry on the Business as now conducted. The Company is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the Company’s business makes such qualification necessary, each of which is set forth on Schedule 4.2. Correct and complete copies of the articles of association and if existing, memorandum of incorporation incorporation and bylaws of the Company (each, as amended to date) have been provided to Buyer prior to the date hereof.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000 Ordinary Shares, no par value per share, of which 1,124 shares are issued and outstanding. Schedule 4.3(a) sets forth a complete and accurate list of each Seller and such Seller’s Shares.

(b) All of the Shares are duly authorized, validly issued, fully paid and nonassessable, are held of record and owned beneficially by the respective Seller as set forth on Schedule 4.3(a) and have not been issued in violation of any preemptive rights, rights of first refusal, rights of first offer, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s share capital or any interests therein or similar rights of any Person. The offer, sale and issuance of the Shares have been made in compliance with all applicable securities Laws of the United States and the State of Israel.

(c) Other than the Shares, there are no outstanding voting or nonvoting securities of the Company, stock appreciation, profit participation, phantom stock, performance units or similar rights with respect to the Company, securities of the Company convertible into or changeable for voting or nonvoting securities, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding any Equity Interest in the Company, and no authorization therefor has been given. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company’s capital stock. There are no stockholders’ agreements or voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound with respect to the voting, transfer or other disposition of Equity Interests of the Company or otherwise related to any Equity Interest of the Company or relating to the rights of any Person, whether or not an equityholder, to any proceeds, income, revenue or other economic entitlement in respect of the Company. No bonds, debentures or other Indebtedness of the Company have the right to vote (or are convertible or exchangeable into securities having the right to vote) on any matters on which the equityholders of the Company may vote.

(d) Any document purportedly executed by the Company appearing to grant an option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract with respect to (i) the issuance of any Equity Interests of the Company was not duly executed by the Company or (ii) the disposition of any assets of the Company, is null and void and has no legal effect.

4.4 Subsidiaries. The Company has no Subsidiaries, and the Company does not own, directly or indirectly, any shares of capital stock or other securities of, or any Equity Interest in, any Person.

4.5 Governmental Approvals; Noncontravention.

(a) Except as set forth on Schedule 4.5(a), no consent, Order, action or nonaction of, or filing, notification, declaration or registration with, any Governmental Entity or other Person is necessary for the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which the Company is a party or the Transactions.

(b) Except as set forth on Schedule 4.5(b), the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation by the Company of the Transactions, do not (i) violate, breach or conflict with any provision of the Company’s articles of association or memorandum of incorporation, (ii) violate or conflict with any Laws or Orders to which the Company may be subject, (iii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) of any obligation under any Contract to which the Company is a party or to which the Company is subject or by which its properties, assets or rights are bound or (iv) result in the creation or imposition of any Lien upon the Company or any of its assets, rights or properties.

4.6 Financial Statements; Accounts Receivable; Inventories; No Undisclosed Liabilities; Indebtedness.

(a) Schedule 4.6(a) sets forth true, correct and complete copies of (i) the unaudited, reviewed balance sheets of the Company as of December 31, 2015, and the related unaudited, reviewed statements of income and cash flows for the fiscal year then ended, together with all related notes and schedules thereto; (ii) the unaudited, unreviewed trial balance sheet of the Company as of March 31, 2016 and the related unaudited, unreviewed statements of income and cash flows for the three-month period then ended (collectively, the “Financial Statements”). For purposes of this Agreement, the “Latest Balance Sheet” means the unaudited, unreviewed trial balance sheet of the Company as of March 31, 2016 included in the Financial Statements.

(b) Each of the Financial Statements (i) have been prepared in accordance with the Books and Records and in accordance with Israeli accounting principles on a consistent basis (subject, in the case of the Latest Balance Sheet, to normal year-end adjustments that will not, individually or in the aggregate, be material in nature or amount to the Company and, with respect to the Latest Balance Sheet, except as set forth on Schedule 4.6(b)) and (ii) present fairly the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated therein; provided, however, that the Latest Balance Sheet is subject to normal year-end adjustments, which will not be material individually or in the aggregate.

(c) Each of the Company’s Accounts Receivable reflected in the Latest Balance Sheet and all Accounts Receivable relating to the Business arising subsequent to the date thereof(i) represents a bona fide arm’s length sale in the ordinary course of business, (ii) is and shall be fully collectible as of the date hereof and immediately after the Closing subject only to applicable reserves set forth in the Latest Balance Sheet, (iii) constitutes a valid claim of the Company, free and clear of all Liens and (iv) is not subject to any valid claim or setoff or other defense or counterclaim.

(d) All inventory carried in the Financial Statements has been carried at the lower of cost or market, net of any reserve for obsolescence, slow-moving or excess inventory, and has been valued on a consistent basis in each of the Financial Statements. No redundant or obsolete inventory is currently held by the Company and all inventory is good and merchantable and are of quality and quantity presently usable and salable in the ordinary course of business.

(e) The Company has no Liabilities, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as set forth on Schedule 4.6(e), (ii) as disclosed or reserved against in the Latest Balance Sheet, (iii) pursuant to executory obligations under Contracts entered into in the ordinary course of business (but not Liabilities for breaches of any such Contracts) or (iv) as incurred after March 31, 2015 in the ordinary course of business (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement or the subject of any actual or threatened Proceeding). The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance-sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose vehicle or other “off-balance-sheet arrangement”).

(f) Schedule 4.6(f) sets forth a true and correct list of all Indebtedness of the Company, including all amounts outstanding with respect thereto.

4.7 Absence of Certain Developments. Since December 31, 2015 and except as set forth on Schedule 4.7,there has not been any Material Adverse Effect on the Company and, no event has occurred or circumstances exist that are reasonably expected to result in such a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.7, since December 31, 2015, the Company has conducted the Business only in the ordinary course of business and there has not been any:

(a) amendment to the articles of association or other organizational documents of the Company;

(b) except in the ordinary course of business, payment or increase of any bonuses, salaries or other compensation (including severance) to any shareholder, manager, director, officer, Employee, Affiliate or agent of the Company;

(c) adoption of, amendment to or increase in the payments to or benefits under (including by way of acceleration or waiving of any vesting or performance criteria), any Benefit Plan or execution of or amendment to any collective bargaining agreement;

(d) damage to or destruction or loss in excess of $25,000 to any of its assets or properties (whether or not covered by insurance);

(e) sale (other than sales of inventories in the ordinary course of business), lease or other disposition of any asset of the Company or the creation of any Lien on any asset except sales or leases of (A) tangible personal property of under $5,000 in value or inventory that is obsolete or no longer used or useful in the conduct of the business or (B) finished goods in the ordinary course of business;

(f) loans made to or transactions with or on behalf of any Employee, officer, manager, director, member or Affiliate of the Company;

(g) Contract executed in connection with any strategic alliance, joint marketing initiative, joint development agreement, joint venture or acquisition;

(h) except as may be required by applicable Law or Israeli accounting principles, change by the Company in accounting or Tax reporting principles, methods or policies;

(i) election or rescission of an election by the Company relating to Taxes, settlement or compromise of any Proceeding, arbitration or controversy relating to Taxes;

(j) incurrence of a single capital expenditure or commitment therefor in excess of $25,000;

(k) conduct related to its cash management customs and practices (including the collection of receivables and payment of payables) outside the ordinary course of business; or

(l) Contract entered into by the Company to do any of the foregoing.

4.8 Real Property. The Company does not own any real property. Schedule 4.8 describes in reasonable detail the real property leased or subleased to or by the Company (the “Leased Real Property”). The Company has delivered to Buyer a true, correct and complete copy of each lease and all amendments, modifications, guarantees, indemnities, assignments, extensions and agreements relating to any Leased Real Property (the “Lease”). With respect to the Lease:

(a) Each Lease is in full force and effect and is binding and enforceable against each of the parties thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity.

(b) The Company has not assigned, sublet, transferred or conveyed any interest in any Lease or any Leased Real Property or any rights of first offer or refusal with respect thereto, and each Lease constitutes the entire agreement to which the Company is a party with respect to such Leased Real Property.

(c) Except as set forth on Schedule 4.8, the Company has good and valid title to the leasehold estate in the Leased Real Property for the full terms of each Lease, free and clear of any Liens.

(d) The Company is not in default under any Lease and (A) no other party to any Lease is in default thereunder, (B) to the Knowledge of Sellers no party to any Lease has repudiated any provision thereof and (C) no event has occurred that, with notice or lapse of time, would constitute a breach or a material default or permit termination, modification or acceleration under any Lease.

(e) The Leased Real Property constitutes all real property used or occupied by the Company in connection with the operation of the Business.

(f) (A) To the Knowledge of Sellers the use, occupancy, operation and condition of the Leased Real Property is not in violation of applicable covenants, conditions, restrictions or Contracts and any applicable Laws, including health, safety, zoning and other Laws to which it is subject in accordance with current use and (B) all applicable permits, licenses and other evidences of compliance that are or were required to be obtained in connection with the construction of the Improvements and the occupancy, condition, operation and use thereof have been obtained and complied with in all material respects.

(g) There are no repair, replacement or restoration obligations owed under any Lease.

(h) There are no material defects in design or structure with respect to the Improvements.

(i) Except as set forth in Schedule 4.8, the Transactions do not require the consent of any other party to any Lease and will not result in a breach of or default under such Lease.

(j) The Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein and there are not Liens on the estate or interest created by such Lease.

(k) There is no condemnation or appropriation or similar Proceeding pending or, to the Knowledge of Sellers, threatened or contemplated against the Leased Real Property or the Improvements thereon. There are no disputes regarding the Leased Real Property or the Improvements, and, to the Knowledge of Sellers, there are no facts that are reasonably likely to give rise to such a dispute.

4.9 Personal Property; Title.

(a) The Company has good and marketable title to, or a valid leasehold interest in, all of the rights, properties and assets necessary for the conduct of the Business, and it holds such properties and assets free and clear of all Liens, except for the Liens set forth on Schedule 4.9(a). The Company owns or leases or has a valid right to use all rights, properties and assets necessary to conduct the Business. Immediately following the Closing, all of such rights, properties and assets shall be owned, leased or available for use by the Company on terms and conditions identical to those under which, immediately before the Closing, the Company owns, leases, uses or holds available for use such rights, properties and assets.

(b) To the Knowledge of Sellers all of the tangible properties and assets used or held for use by the Company are in good operating condition and repair, ordinary wear and tear excepted. Such tangible properties and assets are free from defects, have been maintained in accordance with normal industry practice and are suitable for the purposes for which they are used.

(c) Schedule 4.9(c) lists the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company has checking, savings, custodial or other accounts of any nature, lines of credit, safety deposit boxes or lock boxes and, with respect to each account, line of credit, safety deposit box and lock box, the names of all persons authorized to draw thereon or to have access thereto, as well as the account numbers.

(d) The Company’s email server is managed and maintained solely by the Company and no other Persons have access to the email server.

4.10 Contracts.

(a) Schedule 4.10(a) contains an accurate and complete list of the following Contracts to which the Company is a party or by which any of its properties, rights or assets are bound (collectively, the “Material Contracts”) and the Company has either delivered to Buyer, or made available for review by Buyer, a true, accurate and complete copy of each such Material Contract:

(i) any Contract that is or is reasonably likely to require expenditures (including capital expenditures) or payments to or from the Company in excess of $25,000 in any calendar year;

(ii) any Contract under which the Company is obligated to sell or lease as lessor real or personal property;

(iii) any Contract that contains a covenant not to compete applicable to the Company, binds the Company to any exclusive business arrangements or licenses or contains any requirements, output or “take-or-pay” obligations;

(iv) any Contract granting a customer of the Company’s “most favored nation” or similar terms (whether in respect of pricing or otherwise);

(v) any distributor, consultant, representative or broker Contract;

(vi) any joint venture, partnership or teaming Contract;

(vii) any Contract under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure Indebtedness or (C) extended credit to any Person;

(viii) any Contract under which the Company has assumed a capitalized lease obligation in excess of $25,000;

(ix) any Contract with any Affiliate and any Contract between Seller and any Related Person;

(x) any collective bargaining, labor, professional employer organization or similar Contract;

(xi) any Contract related to Company-owned or Company-licensed Intellectual Property (other than unmodified, commercially available, off-the-shelf, nonexclusive software licenses with an aggregate value of less than $10,000);

(xii) any Contract with a Governmental Entity (whether as prime contractor, subcontractor or otherwise), including any performance bonds or similar arrangements related thereto;

(xiii) any stock purchase, asset purchase or other acquisition or divestiture agreement relating to the acquisition, lease, license or disposition by the Company of assets (other than in the ordinary course of business), properties, rights or any Equity Interests of any Person (A) providing for any indemnification, guaranty or surety obligation of the Company or (B) with a fair market value in excess of $25,000;

(xiv) any Contract (other than purchase orders entered into in the ordinary course of business) with the 20 largest customers and 20 largest suppliers of the Company for partial fiscal year ended April 30, 2016;

(xv) any Contract for the purchase or sale of raw materials, commodities, supplies, products, or other person property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year;

(xvi) any written Contract containing indemnification obligations or caps on damages;

(xvii) any stockholders’ or similar Contract, or any Contract relating to the establishment, management or control of any joint venture or strategic alliance;

(xviii) any Contract between the Company and any other individual for the employment of such individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $70,000;

(xix) any Contract (A) the termination of which would reasonably be expected to cause material losses to the Company or (B) that is material to the ongoing business of the Company; and

(xx) any other Contract the performance of which involves consideration in excess of $25,000.

(b) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, and is enforceable against the Company, in accordance with its terms, and, to the Knowledge of Sellers, is the legal, valid and binding obligation of the other parties thereto (the “Other Parties”), and neither the Company nor, to the Knowledge of Sellers, any of the Other Parties to any Material Contract is, or is alleged to be, in breach, violation or default, and, to the Knowledge of Sellers, no event has occurred that with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification or acceleration by the Other Parties, under such Material Contract.

(c) The Company has not waived any right it may have under any Material Contract. No party has provided any written or oral notice of any intention to terminate, modify or accelerate any Material Contract.

4.11 Customers; Suppliers and Sales Representatives.

(a) To the Knowledge of Sellers, Schedule 4.11(a) sets forth a complete and accurate list of the names of (a) the 10 largest customers of the Company (in terms of dollar volume) for each of the most recently completed fiscal year and the partial fiscal year ended April 30, 2016, showing the total sales to each such customer during such period and (b) the 10 largest suppliers of each of the Company (in terms of dollar volume) for each of the most recently completed fiscal year and the partial fiscal year ended April 30, 2016, showing the total value of the purchases from each such supplier during such period. The relationships of the Company with each such customer and supplier are good commercial working relationships, and no such customer or supplier has cancelled or otherwise terminated, or, to the Knowledge of Sellers, threatened to cancel or otherwise terminate, the relationship with the Company. No such customer or supplier has advised the Company that such customer or supplier intends to stop, decrease, accelerate or delay the rate of purchasing or supplying materials, products or services from or to the Company, as applicable, either as a result of the Transactions or otherwise.

(b) To the Knowledge of Sellers, Schedule 4.11(b) sets forth a complete and accurate list of the names of the Company’s sales representatives. The Company has a good commercial working relationship with each such sales representative and no sales representative has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, his or her relationship with the Company. No such sales representative has advised the Company that such sales representative intends to stop selling or promoting the Company’s products or services, either as a result of the Transactions or otherwise. The Company has provided true and correct copies of each agreement that it has with a sales representative.

4.12 Warranties; Product Liability.

(a) The sale, lease, license and delivery of each product and service sold, leased, licensed or delivered by the Company has been in conformity with all applicable Contracts, all express and implied warranties and applicable Laws, and the Company has no Liability (nor is there any reasonable basis for any present or future demand, claim or action of any kind against the Company giving rise to any Liability) for replacement or repair thereof or other Losses in connection therewith. No product sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 4.12(a).

(b) Except as set forth on Schedule 4.12(b), there (i) has been no recall or investigation, or, to the Knowledge of Sellers, threatened or contemplated recall or investigation, of any product sold by the Company in connection with the Business, and (ii) is no pending or, to the Knowledge of Sellers, threatened or contemplated recall or investigation of any product sold by the Company in connection with the Business.

(c) The Company has no Liabilities (and there is no basis for any present or future Proceeding against any of them giving rise to any Liabilities) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

4.13 Permits. The Company has all Permits required to own and operate the Business. All such Permits are set forth on Schedule 4.13. All such Permits are valid and in full force and effect and the Company is in compliance in all material respects with respect thereto. There are no Proceedings pending or, to the Knowledge of Sellers, threatened that, individually or in the aggregate, would reasonably be expected to result in the revocation or termination of any Permit of the Company.

4.14 Compliance with Laws.

(a) The Company has been and is now in compliance in all material respects with all Laws applicable to the Company, its properties, rights and assets and the Shares. The Company has not received any notice alleging any violation of the forgoing is being or may be alleged.

(b) The Company has sought and received:

(i) for all Company Products sold or distributed in the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety by an eligible certifying organization, and/or (B) as to electromagnetic compatibility compliance by the United States Federal Communications Commission; and

(ii) for all Company Products sold or distributed outside the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety and electromagnetic compatibility compliance by (1) the appropriate Governmental Entity of the European Union (or any of its member States), and/or (2) an internationally recognized certifying organization.

(c) To the Knowledge of Sellers, no officer or director of the Company has been: (a) subject to voluntary or involuntary petition under the federal or foreign bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude, all in such person’s capacity as officer or director of the Company; (c) the subject of any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to act as an officer or director of the Company; (d) found by a court of competent jurisdiction to have violated any federal or state commodities, securities or unfair trade practices law, in each case in such person’s capacity as officer or director of the Company, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (e) has engaged in other conduct in such person’s capacity as officer or director of the Company that would be required to be disclosed in a prospectus under applicable Law.

4.15 Litigation. There are no Proceedings pending or outstanding or, to the Knowledge of Sellers, threatened in law or in equity or before any Governmental Entity by or against the Company or any Person that the Company has agreed to defend or indemnify in respect thereof or by which any of their rights, assets or properties are bound. There are no pending or outstanding or, to the Knowledge of Sellers, threatened Orders, stipulations or charges to which the Company is a party or by which it or its rights, assets or properties are bound.

4.16 Insurance. Schedule 4.16 includes a true, correct and complete list of all policies of insurance (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage (the “Insurance Policies”). With respect to each such Insurance Policy: (a) the policy is in full force and effect by its terms, (b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions; (c) neither the Company nor any other party to the Insurance Policy is in breach or default (including with respect to the payment of premiums or the giving of notices), (d) no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the Insurance Policy and (e) the Company has not received any written or oral notice from the insurer disclaiming coverage, reserving rights or terminating coverage with respect to a particular claim or such policy in general. Such Insurance Policies are sufficient for compliance by the Company with all requirements under Law or of a Governmental Entity applicable to either the Company, or its rights, properties or assets, or otherwise required by Contracts to which it is a party or by which any of its rights, assets or properties are bound.

4.17 Tax Matters.

(a) Except as set forth on Schedule 4.17, the Company has filed, within the time and within the manner prescribed by Law (after giving effect to validly obtained extensions of time in which to make such filings), all income and other material Tax Returns that are required to be filed by or with respect to them, and such Tax Returns are true, complete and correct in all respects were prepared in compliance with applicable Law, and correctly reflect the liability for Taxes and other information required to be reported thereon. Such tax returns do not contain (and were not required to contain in order to avoid the imposition of a penalty) a disclosure statement related to any Tax shelter or Tax avoidance transaction as identified by notice, regulation, or other form of published guidance under any applicable Law. Except as set forth on Schedule 4.17, the Company has, within the time prescribed by Law, paid (and until the Closing Date shall, within the time prescribed by Law, pay) all Taxes it is required to have paid (whether or not shown to be due on such Tax Returns).

(b) The Company has, in full compliance with applicable Law, withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid, deemed paid, or owing to any Person.

(c) Except as set forth on Schedule 4.17, the unpaid Taxes of the Company do not, and shall not as of the Effective Date and the Closing Date, materially exceed that reserve shown on the Latest Balance Sheet as adjusted for the passage of time through the Effective Date and the Closing Date in accordance with the past custom and practice of the Company in filing the Company’s Tax Returns. Except as set forth on Schedule 4.17, all material deficiencies for Taxes asserted against or reasonably known to be payable by the Company (x) have been paid or (y) are included in a reserve for Tax Liability set forth on the face of the Financial Statements (rather than in any notes thereto) and being contested in good faith by proper proceeding.

(d) Neither the Company nor any Person on its behalf has (i) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. The Company has not been requested to give any waiver or extension of any statute of limitations, or any closing agreements or similar agreements with any Governmental Entity, with respect to material Taxes.

(e) No Proceedings for assessment or collection of Taxes has been or is presently being asserted or is otherwise outstanding against the Company; no rationale underlying a claim for Taxes has been asserted previously that reasonably could be expected to be asserted in any other period against the Company; there are no pending Proceedings or, to such Seller’s knowledge threatened against the Company, nor is there any basis for any of the foregoing. In relation to any matter relevant to the Company, neither the Company nor any director or officer or any member of the Company has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay, any penalty, fine, surcharge, inflation indexation, or interest in respect of Tax.

(f) There is no claim or potential claim, which has not been reserved for in the Company’s Latest Balance Sheet, by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax by such jurisdiction. The Company has not conducted any business in any jurisdiction in which it did not file Tax Returns.

(g) There are no Liens for Taxes upon any property or assets of the Company.

(h) The Company is not now, and has never been, subject to taxation by any Governmental Entity in the United States and has not incurred any Liabilities for Taxes owed to any Governmental Entity in the United States.

(i) The Sellers have provided to Buyer the following: (i) complete and accurate copies of all federal, state, local and foreign (including but not limited to Israeli) income Tax Returns of the Company for all periods not closed by the applicable statute of limitations and (ii) complete and accurate information concerning the Tax basis in the assets of the Company.

(j) The Company has complied with all applicable Laws relating to the withholding, reporting and payment over of Taxes and have, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(k) Tax Rulings. The Company has made available to the Buyer accurate, complete and correct copies of any Tax ruling obtained from the Israeli Tax Authority and applications therefore, since the inception of the Company.

(l) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance, or pursuant to any Tax ruling made in connection with the provisions of said Part E2.

(m) The Company is not a party to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income tax purposes or that would reasonably be expected to be treated as a partnership for Israeli Tax purposes.

(n) The Company has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the time period specified in Code Section 897(c)(1)(A)(ii).

4.18 Intellectual Property.

(a) Schedule 4.18(a) lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Schedule 4.18(b) of the Disclosure Schedules lists all Company IP Agreements. Seller has provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) Except as set forth in Schedule 4.18(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, The Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Buyer with true and complete copies of all such agreements.Without derogating from the generality of the foregoing, all such agreement with employees and former employees contains provisions according to which all original works of authoriship and inventions created as part of such agreement are “works made for hire” (“Hamza’at Sherut”) as such term is defined in section 132 to Chapter H of the Patents Law of 1967 (the “Patents Law”), that all such Hamza’at Sherut are owned by the Company, or its designee, and that the salary that the Company paid to such employee shall include all the compensation and/or royalties for the Hamza’at Sherut in accordance with section 134 to the Patent Law and that such employee/former employee will not be entitled to any additional payment.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the Company’s business as currently and formerly conducted, and as currently proposed to be conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.Neither the execution nor delivery of the Agreement, nor the carrying on of the Company’s business by any employees, consultants or service providers of the Company, nor the conduct of the Company’s business as currently conducted and/or as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Sellers or any other employees (to the extent applicable) consultants or service providers are obligated.

(g) There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(h) There are no items of Company Intellectual Property which are subject to restriction, constraint, control, supervision or limitation imposed by the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry (“OCS”) or any other Governmental Entity or quasi-governmental entity. All Company Intellectual Property is freely transferable, conveyable and/or assignable by the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation whatsoever that could be imposed by the OCS or any other similar Governmental Entity or quasi-governmental entity. Without limiting the foregoing, no restriction, constraint, control, supervision or limitation whatsoever can be, or will be, imposed by the OCS or any other Governmental entity or quasi-governmental entity on the place, method and scope of exploitation of any Company Intellectual Property (including the operation of the business of the Company as it is currently conducted or is contemplated to be conducted by the Company, including the design, development, use, import, manufacture and sale of the Company products). Neither this Agreement, nor any of the transactions contemplated hereunder will be subject to any restriction, constraint, control, supervision or limitation whatsoever imposed by the OCS or any other Governmental Entity or quasi-governmental entity.

(i) There is no Company Intellectual Property of which the Company is a joint owner or co-owner with any other person (including Governmental Entity) or that would require the payment of royalties, fees or similar payments to a third party or the license by any third party for the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition thereof

(j) No current or former employee, consultant, agent or contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, (a) was or is under restrictions or limitations resulting from his/her relations with any Governmental Entity, university, college or other educational institution, hospital or research center, arising in connection with such involvement or contribution, or (b) otherwise has performed services for any Governmental Entity, university, college or other educational institution or research center during a period of time during which such employee, consultant, independent representative, agent or contractor of the Company was also performing services for the Company or conducting any development or research activity with respect to the Company Intellectual Property.

(k) Neither the execution and delivery or effectiveness of this Agreement nor the consummation of the Contemplated Transactions will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Government Grant (ii) result in the loss or impair the right of the Company to own, use, possess, sell or license any Company Intellectual Property Assets or portion thereof, (iii) result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any agreement governing any Company Intellectual Property Assets or (iv) materially and adversely affect the Company’s ability to conduct its business and to use Company Intellectual Property Assets.

4.19 Personnel.

(a) Since its formation, the Company has had no Employees, has paid no compensation to any individual for services as an Employee and has incurred no Liabilities to any Employees or non-Employee consultants, officers and/or service providers, of the Company for payment of salaries, wages, bonuses, incentive payments or any other compensation and/or other rights (under contract or applicable Law). No claims were made, and no circumstances exist which may give rise to any claims alleging that any individual or entity (including but not limited to any of the Sellers) should be considered or be otherwise entitled to the rights and privileges of an employee of the Company for any services rendered to the Company or otherwise, or that otherwise employer-employee relationship exist or existed in any time between the Company and any entity.

(b) Schedule 4.19(b) contains a complete and accurate list of the following information for each non-employee worker of the Company as of the Effective Date and the Closing Date: name; primary work location; work being performed; compensation rate; and duration of their retention.

(c) Except as set forth in Schedule 4.19(d):

(i) The Company is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees, nor is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulation of the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists’ Association. The Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its employees. The Company has not or is not subject to, and no employee of the Company benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof; (ii) all of the employees are “at will” employees subject to the termination notice provisions included in employment agreements or applicable legal requirements (“Employment Agreements” and “Legal Requirements” respectively); no labor organization or group of Employees has filed any representation petition or made any written or oral demand for recognition; to the Knowledge of Sellers, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; and no labor strike, work stoppage, slowdown or other material labor dispute has occurred, none is underway, and, to the Knowledge of Sellers, none is threatened;

(ii) The Company has no pending workers’ compensation claims;

(iii) The Company is and has been in material compliance with all applicable Laws and Contracts related to employment, employee safety and health, immigration, labor, wages and hours, leave, accommodations, discrimination, harassment, retaliation and workers’ compensation, and, to the Knowledge of Sellers, there is no reasonable basis for a claim by anyone that the Company or any of its agents violated any of the foregoing;

(iv) The Company is not a party to any Contract: (A) that provides for a term of employment or that otherwise alters the at-will employment relationship for any of its Employees; (B) that limits the Company’s right to change employee compensation and benefits in the Company’s discretion; or (C) under which any Employee or former employee is receiving or is to receive post-separation compensation or benefits upon a separation from employment with the Company;

(v) To the Knowledge of Sellers, no Employee or any non-employee service provider or consultant is a party to any noncompetition, noninterference, nonsolicitation or other such agreement with any third party that purports to prevent or limit the activities of such person in the course of working for the Company; and

(vi) There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind pending, or to the Knowledge of Sellers, threatened, in any forum, relating to an alleged violation or breach by the Company of any Law or Contract.

4.20 Employee Benefits.

(a) As the Company has no, and has never had any, employees, there is not currently, and there has never existed any contract or agreement between the Company and any of its employees. There is no contract or agreement between the Company and any of its officers or directors;

(b) As the Company has no, and has never had any, employees, the Company has no, and has never had any, obligations to provide statutory severance pay to its employees pursuant to the Severance Pay Law (5723-1963) (the “Severance Pay Law”) nor has the Company otherwise failed to have satisfied or have fully funded by contributions to appropriate insurance funds or accrued on the Company’s financial statements and the Company does not use the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay;

(c) The Company has no Knowledge of any circumstance that could give rise to any valid claim by any individual (either as a current or former employee) for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled);

(d) As the Company has no, and has never had any, employees, the Company does not have any outstanding obligation and is not otherwise legally or contractually required either (x) to deduct from Employees’ salaries or to transfer to such Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and National Insurance Law;

(e) The Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its employees, including The Prior Notice to the Employee Law 2002, The Notice to Employee (Terms of Employment) Law 2002, the Prevention of Sexual Harassment Law (5758-1998), and The Employment by Human Resource Contractors Law 1996. The Company has not engaged any employees whose employment would require special Approvals, and there are no unwritten Company policies or customs which, by extension, could entitle Employees to benefits in addition to what they are entitled by Law (including, by way of example but without limitation, unwritten customs concerning the payment of statutory severance pay when it is not legally required). The Company has not engaged any consultants, sub-contractors or freelancers who, according to Israeli law, would be entitled to the rights of an employee vis-a-vis the Company, including rights to severance pay, vacation, recuperation pay (dmei havaraa) and other employee-related statutory benefits. The use of the term “employee” hereunder shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time in Israel on the business of the Company.

(f) The Company has provided to the Buyer: (i) any and all agreements with human resource contractors, or with consultants, sub-contractors or freelancers; and (ii) a summary of any dues it pays to the Histadrut Labor Organization and whether the Company or a Subsidiary of the Company participates in the expenses of any workers committee (Va’ad Ovdim).

(g) The following terms used in this Section 4.20 shall have the meanings set forth below:

(i) “Employee Plan” or “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement, other than an Employment Agreement, providing for compensation, bonus, severance, termination pay, deferred compensation, incentive compensation, performance awards, stock or stock-related awards, fringe benefits, welfare benefits, unemployment benefits, retirement benefits, post-retirement benefits, or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation;This shall include, but not limited to, manager’s insurance; other provident or pension funds which are not government-mandated but were set up to provide for, among other things, the Company’s legal obligation to pay statutory severance pay (Pitzuay Piturim) under the Severance Pay Law 5723-1963; and any education fund (keren hishtalmut).

(ii) “Employee” means any current or former or retired employee, consultant or director of the Company;

(iii) “Employment Agreement” means each management, employment, severance, change in control, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between the Company and any Employee;

(iv) “Legal Requirements” means any Israeli or U.S. federal or state law, or material local or municipal law, or foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(h) As of the date hereof, there are no Company Employee Plans other than legally-mandated plans, programs and arrangements, and there are no Employees and no Employment Agreements in place. The Company does not have any plan or commitment to establish, adopt or enter into any new Company Employee Plan or Employment Agreement, or to modify any Company Employee Plan or Employment Agreement (except to the extent required by Legal Requirement or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable Legal Requirement, in each case as previously disclosed to the Parent in writing or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement. As the Company has no, and has never had any, employees, the Company is not obligated to provide an Employee with any compensation or benefits pursuant to an agreement (for example, an acquisition agreement) with a former employer of such Employee.

(i) Without limiting from the generality of the above, the Company hereby represents that there are no: (i) Company Employee Plans nor documents embodying any Company Employee Plans nor any Liabilities or Indebtedness in connection with the foregoing or lack thereof; (ii) Employment Agreements; (iii) correspondence to or from any Governmental Entity relating to any of the foregoing.

(j) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and Seller has no Knowledge of any default or violation by any other party to each Company Employee Plan or the lack thereof and Employment Agreement or the lack therefo, and each Company Employee Plan and the Company is in material compliance with all applicable Legal Requirements in connection with all of the foregoing. There are no actions, suits or claims pending, or, to the Seller’s Knowledge, threatened or reasonably anticipated against or in connection with any Company Employee Plan or with respect to any Employment Agreement or against the assets of any Company Employee Plan, or the lack thereof. There are no audits, inquiries or proceedings pending or, to the Seller’s Knowledge, threatened by any other Governmental Entity with respect to any Company Employee Plan. No contributions, reserves or premium payments are or have been required to be made or accrued with respect to any Company Employee Plan.

(k) The Company: (i) is not liable for any arrears of wages or penalties with respect thereto to any Employee; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Sellers’ Knowledge, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(l) No material liability or obligation of the Company exists with respect to such Employee Plans or the lack thereof.

4.21 Environmental Matters.

(a) The Company is and has at all times been in material compliance with all Environmental Laws;

(b) The Company has obtained and maintained, and is in compliance with, all Environmental Permits required for the operation of the Business as currently operated and as planned to be operated, and has no reason to believe that any such Environmental Permits will be revoked or adversely modified, or will not be renewed in the ordinary course of business; each such Environmental Permit is listed on Schedule 4.21;

(c) Materials of Environmental Concern are not present at, on, under, in or affecting any real property now or formerly owned, leased or operated by the Company or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage or disposal) which could, individually or in the aggregate, reasonably be expected to give rise to liability of, or result in costs to, the Company or otherwise interfere with continued business or operations of the Company;

(d) The Company has not received any oral or written notice of the existence of any pending or threatened Environmental Claim against the Company or relating to the Company’s business or operations, and knows of no facts, occurrences or circumstances that could reasonably be expected to give rise to any such Environmental Claim;

(e) The Company has not assumed or retained any Liabilities or obligations under Environmental Law or relating to Materials of Environmental Concern.

(f) The Company has provided to Buyer copies of all (i) Environmental Reports and (ii) material correspondence with any Person regarding any actual or alleged compliance with or liability under any Environmental Law or regarding any Materials of Environmental Concern, in either case concerning the business, properties or operations of any of the Company.

4.22 Related-Party Transactions. To the Knowledge of Sellers, except as set forth on Schedule 4.22, none of the Sellers nor any director or officer of the Company, or any Related Person of any such Person (a) is a director, officer or Employee of, or consultant to, or owns, directly or indirectly, any interest in any Person that is a competitor, vendor, supplier or customer of the Company, (b) owns or has any interest in, directly or indirectly, in whole or in part, any property, asset or right, whether real, personal or mixed, tangible or intangible (including any of the Intellectual Property) that is utilized by or in connection with the Business, (c) is a customer or supplier of the Company, (d) with respect to Persons that are not Employees, receives any benefits under any Benefit Plan of the Company or (e) directly or indirectly has an interest in or is a party to any Contract with the Company.

4.23 Brokers. The Company has not engaged any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of this Agreement, or the other Transaction Documents to which it is a party, or the Transactions.

4.24 Grants, Incentives and Subsidies. The Company has never received any grant, incentive, exemption or subsidy from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency. Neither the Investment Center of the Israeli Ministry of Economy and Industry nor the OCS has ever made any grant to the Company or any of its Subsidiaries, including a grant of “Approved Enterprise Status”.

4.25 Encryption and Other Restricted Technology. The Company’s business as currently conducted and/or currently proposed to be conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli law, and the business as currently conducted and/or currently proposed to be conducted does not require the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof, including for example pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization or export of technology.

4.26 Privacy and Data Security. The Company has provided true and correct copies of all current privacy policies adopted by the Company in connection with their operations. To the knowledge of sellers, the Company has (i) complied with all applicable legal requirements related to the protection, privacy and security of sensitive personal information, including the European Union Data Protection Directive, Israel’s Protection of Privacy Act, 1981 and any similar federal, state or foreign law and other laws regarding the disclosure of data, (ii) not violated its applicable privacy policies and (iii) taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to any of the Company or its Subsidiaries in accordance with its applicable privacy policies.

4.27 Export and Import Control Laws.

(a) The Company has at all times, conducted their export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company is in compliance with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to the Seller’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws; (iii) there are no actions, conditions or circumstances pertaining to the Company’s export or import transactions that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws; and (iv) no approval from a Governmental Entity is required for the transfer of Export and Import Approvals to Parent are required, or such approvals can be obtained expeditiously without material cost.

(b) To the Knowledge of Sellers, the Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws.

(c) To the Knowledge of Sellers, Schedule 4.27 sets forth the true, complete and accurate export control classifications, Harmonized Tariff Schedule Codes, and all other similar relevant information applicable to the Company’s products, services, software and technologies.

4.28 Disclosure. To the Knowledge of Sellers, no representation or warranty contained in this Agreement, including under this Article 4 and no statement in any Schedule related thereto and/or any all other information provided in writing to the Buyers by the Company and/or Sellers, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading. To the Knowledge of Sellers and/or the Company, there is no material fact directly relating to the assets, liabilities, business, operations, condition (financial or other) or prospects of the Company (including any competitive developments other than facts which relate to general economic or industry trends or conditions) that materially adversely affects the same.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the following statements contained in this Article 5 are true and correct as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedule delivered by Buyer to the Sellers on the Effective Date:

5.1 Organization; Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wyoming with the requisite power and authority to own, operate and lease Buyer’s properties and to carry out Buyer’s business as now conducted.

5.2 Authorization of Transactions. Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. All necessary corporate action, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Buyer is a party and the Transactions. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all requisite corporate power on the part of Buyer. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Buyer. This Agreement and each other Transaction Document to which it is a party constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium Laws, or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

5.3 Governmental Approvals; Noncontravention.

(a) No consent, Order, action or nonaction of, or filing, notification, declaration or registration with, any Governmental Entity is necessary for the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party.

(b) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation by Buyer of the Transactions, do not (i) violate any Laws or Orders to which Buyer is subject or (ii) violate, breach or conflict with any provision of Buyer’s certificate of incorporation or bylaws.

5.4 No Consent, Violation or Conflict. Except as set forth in Schedule 5.4, the execution and delivery of the Transaction Documents by Buyer, the consummation by Buyer of the transactions contemplated thereby, and compliance by the Buyer with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of Buyer’s amended and restated articles of incorporation or bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any material instrument or agreement to which Buyer is a party or by which Buyer or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect the Buyer’s ability to consummate the transactions contemplated thereby.

5.5 Legal Proceedings. There is no action, claim, dispute, suit, investigation or proceeding pending or, to Buyer’s Knowledge, threatened in writing against Buyer or any of its properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by the Transaction Documents, or to perform its respective obligations thereunder.

5.6 Knowledge. Buyer has sufficient knowledge, experience and sophistication in business matters, and is capable of evaluating the merits and risks of its purchase of the Shares and of making an informed investment decision with respect thereto. Buyer confirms that this Agreement and the purchase of the Shares hereunder are not and will not be based on a promise or guarantee by the Sellers or anybody on their behalf as to the future value and/or marketability of the Shares, and there is no assurance or guarantee that past performance will be achieved in the future or that forward-looking plans or projections, or planned products, will materialize or achieve the projected or expected results. Buyer further confirms that Buyer and its advisors were given the opportunity to examine the financial and business situation of the Company, and to ask questions and receive answers from the management of the Company.

5.7 Validity of Stock Consideration; Listing. When issued and delivered in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable, (b) quoted for trading on the OTC Pink marketplace and, (c) free and clear of any Liens, except as provided in the escrow provisions specified in this Agreement, the Escrow Agreement and securities laws restrictions, including the limitations on sale, transfer and disposition applicable to restricted securities under the Securities Act of 1933, as amended.

5.8 SEC Documents and Compliance. Since January 1, 2016, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”), pursuant to the reporting requirements of all applicable U.S. federal securities laws (all of the foregoing, all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, are hereinafter referred to as the “SEC Documents”). The SEC Documents comply as to form in all material respects with the requirements of all applicable U.S. federal securities laws, rules and regulations. The SEC Documents, as of their respective dates of filing with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.9 Brokers. Buyer has not engaged any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of this Agreement, or the other Transaction Documents to which it is a party, or the Transactions.

Article 6

ADDITIONAL AGREEMENTS

6.1 Conduct of the Company’s Business Before the Closing Date.

(a) From and after the Effective Date and before the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Article 8, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Buyer; (iii) as may be expressly required or expressly permitted by this Agreement (as qualified by the disclosure schedule provided by Sellers and/or the Company) or (iv) as set forth in Schedule 6.1(a), the Company covenants and agrees with Buyer that the business of the Company shall be conducted in the ordinary course of business consistent with past practice and the Company shall use all commercially reasonable efforts to (x) keep available the services of Itay Hasid and Daniel Assis (which shall not include any obligation to grant any increase in compensation or benefits or enter into any retention agreement) and (y) maintain satisfactory relationships with its lenders, material suppliers and material customers, and others having material business relationships with it.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 6.1(a), the Company agrees with Buyer that between the Effective Date and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Article 8, without the prior written consent of Buyer, the Company and/or the Sellers:

(i) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company);

(ii) shall not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iii) shall not (A) materially increase the compensation or other benefits payable or provided to its Employees, non-employee consultants, officers and/or service providers or directors, (B) enter into any employment, change-of-control or severance agreement with any Person or (C) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(iv) shall not enter into or make any loans, advances or capital contributions to, or investments in, any other Person or make any change in its existing borrowing, lending or investment arrangements for or on behalf of any of such persons;

(v) shall not change material financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by Israeli accounting principles or applicable Law;

(vi) shall not amend any provision of the Company’s Articles of Association or similar charter or organizational documents;

(vii) shall not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or otherwise make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or amend the terms of any securities of the Company;

(viii) shall not directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix) shall not incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) other than Indebtedness outstanding as of the Effective Date;

(x) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any portion of its tangible properties or assets having a value in excess of $500, individually or in the aggregate, except (A) pursuant to existing agreements in effect before the Effective Date and listed in the appropriate schedule to this Agreement and (B) for the sale of inventory in the ordinary course of business consistent with past practice;

(xi) (A) enter into any new contract or terminate any contract, (B) other than in the ordinary course of business, materially modify, amend or waive any material right under or renew any material contract, (C) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company from engaging or competing in any line of business or in any geographic area or (D) enter into any material contract or agreement that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement;

(xii) shall not acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, business or assets that constitute a business or division of any person, or all or a substantial portion of the assets of any person (or business or division thereof);

(xiii) shall not make or agree to make any capital expenditure in excess of $5,000, individually or in the aggregate;

(xiv) shall not adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xv) shall not enter into any new line of business outside the businesses being conducted by the Company on the Effective Date and any reasonable extensions thereof;

(xvi) shall not settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xvii) shall not form any partially or wholly-owned subsidiary of the Company; and

(xviii) shall not agree, in writing or otherwise, to take any of the foregoing actions.

6.2 Conduct of Business of Buyer Before the Closing Date. Between the Effective Date and the Closing Date, Buyer shall not, and shall not permit any of its subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on Buyer or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

6.3 Non-Solicitation . From the Effective Date until the Closing, the Company and the Sellers will not, and will cause its and their Affiliates not to, directly or indirectly: (a) solicit, initiate, seek, encourage, support or entertain any inquiry or the making of any proposal or offer; (b) enter into or otherwise participate in any discussions or negotiations; (c) furnish to any person any confidential information of the Company or grant any Person access to its properties, assets, books, contracts, personnel or records; (d) approve, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other contract; or (e) propose or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case relating to any business combination transaction involving the Company or any other transaction to acquire all or any part of the business, properties or assets of the Company (other than the sale of the Company’s inventory in the ordinary course of business) or any amount of the Shares (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with Buyer. The Company will immediately cease and cause to be terminated any such negotiations, discussion or other communication, or contracts (other than with Buyer) with respect to the foregoing and will immediately cease providing and secure the return of any proprietary or confidential information of the Company. If the Company receives, prior to Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 6.3, the Company will immediately suspend or cause to be suspended any discussions with such offer or Person with regard to such offers, proposals or requests and immediately notify Buyer thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the material terms of such offer or proposal, as the case may be, and such other information related thereof as Buyer may reasonably request.

6.4 Further Assurances. Each Party shall execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents. Except as otherwise permitted under this Agreement, none of Buyer, the Company or any of the Sellers shall (and shall cause their Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

6.5 Confidentiality. From and after the Closing Date, Sellers shall (and shall cause their Related Persons to) keep confidential and not use in any manner, any and all confidential information relating to the Company or Buyer or Buyer’s Affiliates that remains in or comes into Sellers’ possession in any form. The foregoing shall not preclude Sellers from (a) disclosing such confidential information if compelled to disclose the same by judicial or administrative process or by other requirements of any applicable Law (subject to the following provisions of this Section 6.2), (b) discussing or using such confidential information if the same hereafter is in the public domain (other than as a result of a breach of this Agreement) or (c) discussing or using such confidential information if the same is acquired from a Person that is not known to Sellers to be under an obligation to keep such information confidential. If Sellers are requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal Proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, Sellers shall promptly notify Buyer of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, Sellers are required to disclose such information, Sellers, without liability hereunder, may disclose that portion of such information that Sellers are legally required to disclose.

6.6 Continuing Engagement. Without derogating from the above representations of the Sellers and the Company (including but not limited to that up until and as of the Closing Date, the Company has no, and has never had any, employees), from and after the Closing, the Company or Buyer, as the case may be, shall have the right to dismiss any or all employees or non-employee workers of the Company at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

6.7 Noncompetition.

(a) The Restricted Parties acknowledge and agree that (i) the Business is conducted and performed throughout the Restricted Territory; (ii) the Company competes with other businesses that are or could be located in any jurisdiction in which the Business operates; (iii) Buyer has required that the Restricted Parties make the covenants set forth in this Section 6.7 as a condition to Buyer’s willingness to acquire the Company pursuant to this Agreement and (iv) the provisions of this Section 6.7 are reasonable and necessary to protect the goodwill of the Business from and after Closing.

(b) Accordingly, in consideration of the premises contained herein, the consideration to be received by the Restricted Parties pursuant to this Agreement for the sale of the goodwill of the Business, and in consideration of and as an inducement to Buyer to consummate the Transactions, the Restricted Parties, for themselves and on behalf of their Related Persons, covenant and agree that during the period from and after the Closing Date until the third anniversary of the Closing Date (the “Noncompete Period”), no such Person shall, directly or indirectly:

(i) engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend such Person’s name or any similar name to, lend such Person’s credit to or render services or advice to, any business whose services or activities compete in whole or in part with (A) the services or activities of the Company as the same were conducted at any point during the one year prior to the Closing Date; or (B) the services or activities of Buyer and its Affiliates throughout the Restricted Territory that are competitive with the Business; provided, that such Person may purchase or otherwise acquire up to (but not more than) 2% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act;

(ii) whether for such Person’s own account or for the account of any other Person, solicit (other than on behalf and for the benefit of the Company, Buyer or Buyer’s Affiliates in his capacity as consultant of Buyer or Buyer’s Affiliates) business or Contracts for any products or services of the type provided, developed or under development by the Company at any point during the one year prior to the Closing, from or with (A) any Person that was a customer of the Company for such products or services as of, or at any point during the one year prior to the Closing or (B) any prospective customer that the Company was actively soliciting as of, or within the three years prior to the Closing; or

(iii) whether for such Person’s own account or the account of any other Person: (A) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any Person who is or was an employee of the Company, Buyer or Buyer’s Affiliates at any time during the Noncompete Period or in any manner induce or attempt to induce any employee of the Company, Buyer or Buyer’s Affiliates to terminate such employment or (B) interfere with the relationship of the Company, Buyer or Buyer’s Affiliates with any Person, including any Person who at any time during the Noncompete Period was an employee, contractor or supplier of the Company, Buyer or Buyer’s Affiliates.

(c) If any covenant of any Person in this Section 6.7 is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, shall be effective, binding and enforceable against such Person.

(d) The period of time applicable to any covenant in this Section 6.7 shall be extended by the duration of any breach by any Person of such covenant. The Restricted Parties acknowledge and agree that the covenants contained in this Section 6.7 are reasonable and necessary to protect the business and interests of the Company, Buyer and Buyer’s Affiliates and that any breach of these covenants would cause substantial irreparable injury. Accordingly, the Restricted Parties agree, on behalf of themselves and on behalf of each of their Related Persons, that a remedy at law for any breach of the foregoing covenants would be inadequate and that the Company and Buyer, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach of such covenants without the necessity of posting bond or proving actual damage.

The parties acknowledge and agree that the continued operation of the separate business of the Restricted Parties of developing a mobile charger based on transformer size-reducing technology, as such business exists on the Closing Date, does not violate this Section 6.7, and Buyer shall not be entitled to make a claim for indemnification or otherwise, or bring a legal action, alleging that such business violates this Section 6.7, provided that the Restricted Parties operate such business during the Noncompete Period in substantially the same manner as it is conducted as of the Closing Date.

6.8 Post Closing Covenants.

(a) Following the Closing Date, in the event that Buyer defaults in its obligation to pay any portion of the Purchase Price when due, and such default remains uncured for ten (10) or more Business Days after the Seller Representative gives written notice of such default to Buyer:

(i) the Shares of Buyer Stock then in escrow shall be released with immediate effect; and

(ii) the Sellers shall be released from the restrictive covenants contained in Section 6.7.

(b) After the Closing Date, Buyer and the Sellers shall use reasonable commercial efforts to (i) terminate any personal guarantees made by the Sellers to any third Persons to guarantee any obligations of the Company; (ii) change the authorized signatories of the Company with respect to any bank accounts or other commitments of the Company requiring the designation of authorized signatories; and (iii) take all other necessary, reasonable and appropriate action to terminate any responsibilities of the Sellers owed to any third Persons in their capacity as officers and directors of the Company.

(c) Following the Closing Date, until the earlier of (i) the date that Buyer’s obligation to make Contingent Consideration Payments ends pursuant to Section 2.3(d) as a result of having paid $2,000,000 in the aggregate or (ii) the date that is five (5) years after the Closing Date, within five (5) Business Days of the end of each calendar month, Buyer shall prepare and deliver to the Sellers a monthly report indicating the number of Battery Units and Adapter Units sold by Buyer, the Company or any of their Affiliates during the preceding calendar month.

6.9 Releases.

(a) Effective upon the Closing, each Seller, in any and all capacities, and each of their respective representatives, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably waives, release and discharges the Company and the directors, officers, managers and employees of the Company (collectively, the “Released Parties”), of and from any and all claims that the Releasing Parties, or any of them, now have, ever had, or at the Closing may have against the Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date, except to the extent arising from a breach of this Agreement or any other Transaction Document by Buyer.

(b) Each Seller, on behalf of each of the Releasing Parties, hereby agrees that if any Releasing Party hereafter commences, joins in or in any manner seeks relief through any Proceeding arising out of, based upon, or relating to any claim released hereunder, or in any manner asserts against any Released Party any claim released hereunder, then such Releasing Parties will pay to such Released Party, in addition to all other direct or indirect Losses suffered by such Released Party as a result of such suit or claim, all attorneys’ fees incurred in defending or otherwise responding to such Proceeding.

(c) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Released Party and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 6.9, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Released Party may have under this Agreement, by contract or otherwise.

6.10 Anti-Dilution. From the Effective Date until the earlier of (a) the date that is two (2) years after the Closing Date and (b) the date that Buyer has satisfied its payment obligations under Sections 2.3(a), net of any set-off rights pursuant to Section 9.5, the Company shall not, without the prior written approval of Seller Representative (which shall not be unreasonably conditioned, delayed or denied), issue shares of any class of preferred stock to any officers or directors of Buyer or to any individual or entity other than Buyer as a form of payment, compensation or bonus. For the avoidance of doubt, Buyer may issue shares of preferred stock for any other reason, including, without limitation, for the purpose of raising capital for Buyer.

Article 7

CLOSING CONDITIONS

7.1 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to perform the transactions contemplated to be performed on or before the Closing Date is subject to the satisfaction, or written waiver, by Buyer, of each of the following:

(a) (i) All of the representations and warranties of the Sellers and the Company in Articles 3 and 4, respectively, must be accurate in all material respects as of the Effective Date and as of the Closing Date (except for representations and warranties that address matters only as of a specified date, which must be accurate in all material respects as of such date), except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must be accurate in all respects and (ii) the Sellers and the Company must have performed and complied with all of its covenants and agreements in this Agreement to be performed before or at the Closing;

(b) At the Closing, Sellers and/or the Company shall deliver to Buyer the following:

(i) a certificate of an officer of the Company, in form and substance reasonably satisfactory to Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (x) the articles of association of the Company certified as of a recent date by the Israel Companies Registrar, (y) the memorandum of incorporation of the Company and (z) the resolutions by unanimous written consent of the board of directors of the Company authorizing the Transactions and the consummation thereof and authorizing the appropriate officers of the Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company pursuant hereto and (B) all of the conditions set forth in Section 7.1(a) have been satisfied;

(ii) certificates representing all of the Shares, each of which shall be accompanied by a share transfer deed duly executed by the applicable Seller in favor of Buyer;

(iii) Shares certificates in the name of the Buyer for the Shares, together with a copy of the register of shareholders of the Company, in the form of Schedule 7.1(c) certified by the Company’s Chief Executive Officer, in which the Shares acquired by Buyer shall have been registered in the name of Buyer;

(iv) a certificate of good standing for the Company from the Israel Companies Registrar;

(v) consulting agreements by and between Buyer and/or the Company and each of Daniel Assis and Itay Hasid (collectively, the “Consulting Agreements”), duly executed by Daniel Assis and Itay Hasid, respectively;

(vi) assignments of any Company Intellectual Property registered to any Sellers from such Sellers to the Company, duly executed by such Sellers and the Company;

(vii) copies of all Required Consents;

(viii) the Payoff Letters from the holders of any Company Indebtedness;

(ix) the Funds Flow Memorandum, duly executed by Sellers;

(x) the Escrow and Paying Agent Agreement, duly executed by the Company and the Sellers;

(xi) executed resignations, effective as of the Closing Date, of each director and officer of the Company;

(xii) executed releases from each of Itay Hasid, Daniel Assis and Guy Dahan releasing the Company from any and all claims such Persons may have against the Company arising prior to the Closing Date, and waiving such claims;

(xiii) With respect to the Sellers, such documents as Buyer or its counsel may reasonably request to demonstrate the transfer of ownership of the Shares;

(xiv) Duly completed notices to the Israeli Registrar of Companies of any change resulting from the transactions contemplated hereunder;

(xv) Evidence satisfactory to the Buyer that there will be no remaining liabilities of amounts due of the Company to OCS and obtaining all required approvals from the OCS to enable consummation of this Agreement and all transactions hereunder;

(xvi) Such evidence as the Buyers or their counsel may reasonably request to demonstrate the satisfaction of any notice, consent or waiver requirements under any contract or agreement to which the Company is a party;

(xvii) Documentation satisfactory to the Buyer that all banker’s fees, attorney’s fees and other transaction expenses payable by the Company and Sellers in connection with the transactions contemplated hereby have been paid in full at or prior to the Closing;

(xviii) An opinion of counsel to the Company, in form and substance acceptable to the Buyer; and

(a) Such other supporting documents and certificates as the Buyer may reasonably request or as may be required pursuant to this Agreement.

7.2 Conditions to Sellers’ Obligation to Close. The obligation of Sellers and the Company to perform the transactions contemplated to be performed on or before the Closing Date is subject to the satisfaction, or written waiver, by the Sellers holding a majority-in-interest of the Shares, of each of the following:

(a) (i) All of the representations and warranties of Buyer in Article 5 must be accurate in all material respects as of the Effective Date and as of the Closing Date (except for representations and warranties that address matters only as of a specified date, which must be accurate in all material respects as of such date), except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must be accurate in all respects and (ii) Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed before or at the Closing;

(b) Receipt by the Company of a ruling letter from the Israeli Tax Authority concluding that the applicable Transactions contemplated by this Agreement will qualify for tax treatment under Section 104H of the Israeli Tax Ordinance;

(c) At the Closing, Buyer shall deliver the following:

(i) a certificate of an officer of Buyer, in form and substance reasonably satisfactory to the Company, certifying that all of the conditions set forth in Section 7.2(a) have been satisfied;

(ii) to the Paying Agent, the Closing Payment, in accordance with Section 2.3;

(iii) to the Sellers, 5,000,000 shares of Buyer Stock, in accordance with Section 2.3(b);

(iv) to the Escrow Agent, 5,000,000 shares of Buyer Stock, in accordance with Section 2.3(b) and the Escrow Agreement;

(v) to the Sellers, the Consulting Agreements, duly executed by the Company and/or Buyer, as applicable;

(vi) to the Sellers and the Company, the Funds Flow Memorandum, duly executed by Buyer;

(vii) to the Sellers, the Lock-Up Agreements, duly executed by Buyer and each of Taconic Group, LLC, Summit Trading, LTD, Long Side Ventures, LLC, and Bezalel Partners, LLC;

(viii) to the Sellers, to the Escrow and Paying Agent Agreement, duly executed by Buyer and the Paying Agent; and

(ix) to the Sellers, the Promissory Note, duly executed by Buyer.

Article 8

TERMINATION

8.1 Termination Events. This Agreement may, by written notice given to the non-terminating Party before the Closing, be terminated:

(b) By (i) Buyer, if any of the Sellers or the Company have breached any covenant or agreement in this Agreement in any material respect; provided, that such breach has not been cured within ten (10) Business Days of the Company’s receipt of written notice of such breach, or (ii) the Company or the Sellers holding a majority-in-interest of the Shares, if Buyer has breached any covenant or agreement in this Agreement in any material respect; provided, that such breach has not been cured within ten (10) Business Days of Buyer’s receipt of written notice of such breach;

(c) By (i) Buyer, upon ten (10) Business Days’ written notice, if satisfaction of any condition in Section 7.1 is or becomes impossible (in either case, for reasons other than the failure of Buyer to comply its obligations under this Agreement) or (ii) or the Company, upon ten (10) Business Days’ written notice, if satisfaction of any condition in Section 7.2 is or becomes impossible (other than through the failure of the Sellers or the Company to comply with its obligations under this Agreement);

(d) By Buyer, any Seller or the Company, if a final an nonappealable Order prohibiting the transactions contemplated by this Agreement has been issued;

(e) By mutual consent of Buyer, the Company and all of the Sellers holding a majority-in-interest of the Shares; and

(f) By any Party, if the Closing has not occurred by June 30, 2016; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to any party whose failure to fulfill any of its obligations in this Agreement or any other Transaction Document has been the cause of, or resulted in, the failure of the Closing to have occurred by such date.

8.2 Effect of Termination.

(b) If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 6.5 (Confidentiality), this Section 8.2 and Article 11 (Miscellaneous) will remain in full force and survive any termination of this Agreement; provided, further, that nothing herein will relieve any Party from liability for any intentional breach of any provision hereof.

(c) If this Agreement is terminated pursuant to Section 8.1(b)(i), (c)(i) or (f), then the Sellers and/or the Company shall repay the Pre-Payment Amount to Buyer in cash or by wire transfer of immediately available funds. The obligation of all of the Sellers and the Company under this Section 8.2(a) shall be joint and several.

Article 9

INDEMNIFICATION

9.1 General Indemnification.

(a) Subject to the provisions of this Article 8, from and after the Closing Date, Sellers, hereby agree to jointly and severally indemnify, defend and hold harmless Buyer and all of Buyer’s Affiliates (including, after the Closing Date, the Company) and each of their respective directors, officers, managers, partners, employees, agents, equityholders, successors and assigns (each, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of, based upon or resulting from any of the following:

(i) any breach of any representation or warranty contained in Article 3 or Article 4;

(ii) any breach by any Seller or the Company of, or any failure of Sellers or the Company to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement;

(iii) any unpaid Transaction Expenses and Indebtedness (to the extent not deducted from the Purchase Price pursuant to Article 2);

(iv) the actual or alleged presence of any Materials of Environmental Concern on any Leased Real Property as of the Closing Date, the actual or alleged violation of any existing at the time of closing date Environmental Law by the Company prior to the Closing Date or any claim or liability under any existing at the time of closing date Environmental Law based on any act or omission of the Company prior to the Closing Date;

(v) all Taxes (or the nonpayment thereof) of (A) the Company or Sellers for all Pre-Closing Periods and Pre-Closing Partial Tax Periods and (B) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

(vi) any document purportedly executed by any Seller or the Company appearing to grant an option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract with respect to (A) the issuance or disposition of any Equity Interests of any Seller or the Company, including the Shares (other than this Agreement), or (B) the disposition of any assets of the Company, that the Sellers maintain was not, in fact, duly executed by any Seller or the Company.

(b) Subject to the provisions of this Article 9, from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless Sellers and all of Sellers’Affiliates, including, agents and successors, from and against any and all Losses incurred or suffered by Sellers arising out of, based upon or resulting from any of the following:

(i) any breach or violation of any of the representations or warranties of the Buyer contained in this Agreement;

(ii) any breach or violation of any of the covenants or agreements of Buyer contained in this Agreement; and

(iii) Any and all liability to the Israel Tax Authority imposed or sought to be imposed upon a Seller or the Sellers as a result of actions or omissions of Buyer or the Company, with respect to the Tax ruling obtained in anticipation of Closing, subsequent to the Closing Date.

(c) In the event that a Person entitled to indemnification under this Article 9 (the “Indemnified Party”) shall incur or suffer any Losses in respect of which indemnification may be sought under this Article 9 against the Person(s) required to provide indemnification under this Article 9 (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by providing a written notice (the “Notice of Loss”) to the Indemnifying Party stating the nature and basis of such Notice of Loss. The Notice of Loss shall be provided to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware that it has incurred or suffered a Loss. Notwithstanding the foregoing but subject to Section 9.2, any failure to provide the Indemnifying Party with a Notice of Loss, or any failure to provide a Notice of Loss in a timely manner as aforesaid, shall not relieve any Indemnifying Party from any Liability that it may have to the Indemnified Party under this Section 9.1 except to the extent that the ability of such Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice of Loss. If the Notice of Loss relates to a Third-Party Claim, the procedures set forth in Section 9.1(d) shall be applicable. If the Notice of Loss does not relate to a Third-Party Claim, the Indemnifying Party shall have 30 days from the date of receipt of such Notice of Loss to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by causing the Indemnifying Party to deliver written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such 30-day period, the Indemnifying Party shall be deemed to have agreed to the Notice of Loss and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable efforts to settle (without an obligation to settle) such claim for indemnification. If the Indemnifying Party and the Indemnified Party do not settle such dispute within 30 days after the Indemnified Party’s receipt of the Indemnifying Party’s notice of objection, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this Article 9.

(d) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any Proceeding by a third party (a “Third-Party Claim”) in respect of which the Indemnified Party shall seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party, but, subject to Section 9.2, any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to the Indemnified Party under this Section 9.1, except to the extent that the ability of the Indemnifying Party to defend the Third-Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. In no event shall the Indemnified Party admit any Liability with respect to such Third-Party Claim or settle, compromise, pay or discharge such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any such Third-Party Claim (i) as to which the Indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Party hereunder and (ii) for which the Indemnifying Party has demonstrated to the satisfaction of the Indemnified Party the economic ability to satisfy in full all damages arising from such Third-Party Claim, the Indemnifying Party shall have the right to assume the defense (at the expense of the Indemnifying Party) of any such claim through counsel chosen by the Indemnifying Party by notifying the Indemnified Party within 30 days after the receipt by the Indemnifying Party of the Indemnified Party’s notice of the Third-Party Claim; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, however, that if the Indemnified Party has been advised by its counsel that there are one or more legal defenses available to it that are different from or additional to those available to any Indemnifying Party or that there is otherwise a potential conflict between the interests of the Indemnified Party and any Indemnifying Party, the Indemnified Party shall have the right to employ separate counsel to represent it at the expense of the Indemnifying Party. Subject to the preservation of attorney-client privilege, the Indemnifying Party agrees to render to the Indemnified Party, its counsel and agents such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim, which assistance shall include, to the extent reasonably requested, the retention and provision of records and information reasonably relevant to such Third-Party Claim. Unless such settlement (w) includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), (x) does not impose any injunctive or equitable relief upon the Indemnified Party, (y) does not require any admission or acknowledgment of liability or fault of the Indemnified Party and (z) contains an unconditional release of the Indemnified Party in respect of such claim, the Indemnifying Party may not settle or otherwise dispose of any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) With respect to any Third-Party Claim as to which the Indemnifying Party shall have acknowledged in writing its obligation to indemnify the Indemnified Party hereunder, after written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any defense costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except as set forth in Section 9.1(d). If the Indemnifying Party does not assume control of the defense of such Third-Party Claim within 30 days after the receipt by the Indemnifying Party of the notice required pursuant to Section 9.1(d), the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party.

9.2 Survival. The representations and warranties in this Agreement shall survive the Closing for a period of 18 months from the Closing Date, and no claim for indemnification may be made after such time; provided, however, that the representations and warranties made in Sections 4.1 (Authorization of Transactions ), 4.2 (Organization), 4.3 (Capitalization) and 4.5 (Governmental Approvals; Noncontravention) shall survive indefinitely. Notwithstanding the foregoing, any representation or warranty (and the indemnification obligations of the Parties with respect thereto) that would otherwise terminate in accordance with this Section 9.2 will continue to survive if notice for indemnification shall have been given in accordance with this Article 9 on or before such termination date, until such claim for indemnification has been satisfied or otherwise resolved as provided herein. All covenants and agreements in this Agreement will survive until fully performed; provided, however, that, nothing herein shall prevent Buyer from making any claim hereunder, or relieve Sellers from any liability hereunder, after such time for any breach thereof.

9.3 Certain Limitations.

(b) Except as set forth in Section 9.3(b) and (c), the aggregate amount required to be paid by Sellers under Section 9.1(a) or by Buyer under Section 9.1(b) shall not exceed $150,000.

(c) The aggregate amount required to be paid by Sellers under Section 9.1(a) in connection with any breach of any representation or warranty contained in Section 4.18 (Intellectual Property) shall not exceed $500,000.

(d) There shall be no limit to the aggregate amount required to be paid by Sellers or Buyer under Section 9.1(a) or any other provision of this Agreement in connection with any Liability resulting from, arising out of or in connection with any intentional misconduct, fraud or intentional misrepresentation on the part of Sellers or the Company.

9.4 Payment. Upon a determination of liability under this Article 9, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Subject to Section 9.6, upon the payment in full of any amounts due under this Article 9 with respect to any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

9.5 Set-Off. Any amounts payable to a Buyer Indemnified Party under this Article 9 shall be paid to such Buyer Indemnified Party, at the discretion of Buyer: (a) by reducing the any cash payment to be made by Buyer under Section 2.3(a) not yet paid in the amount of such Losses, (b) by reducing the number of shares of Buyer Stock to be issued by Seller under Section 2.3(b) not yet issued in an amount equal to the amount of such Losses divided by the Market Price of the shares of the Buyer Stock and/or (c) by reducing the Contingent Consideration Payments in the amount of such Losses.

9.6 No Recourse. Effective upon the Closing, notwithstanding any provision in this Agreement to the contrary, (a) Sellers hereby irrevocably waive any and all claims and right to recourse against the Company or any of the Company’s Employees, including such claims and right to recourse with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by Sellers or the Company in this Agreement, the other Transaction Documents or any other agreements and documents executed or to be executed in order to consummate the Transactions and (b) Sellers shall not be entitled to contribution from, subrogation to or recovery against the Company with respect to any Liability of Sellers, including any such Liability that may arise under or pursuant to this Agreement, the other Transaction Documents or any other agreements or documents executed or to be executed by the Parties in connection herewith.

9.7 Effect of Knowledge on Indemnification. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Article 10

Tax Matters

10.1 Tax Returns.

(a) With respect to Tax Returns of the Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) and which are required to be filed on or before the Closing Date, Seller Representative shall prepare (or cause to be prepared), at Sellers’ sole cost and expense, in a manner consistent with prior practice and in accordance with applicable Law, and file (or cause to be filed) when due all such Tax Returns and pay all Taxes due on such Tax Returns.

(b) Seller Representative shall prepare and timely file all Tax Returns for the Company for all Pre-Closing Periods that are due after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items, unless otherwise required by Law. Seller Representative shall provide Buyer with opportunity to review and comment on each such Tax Return or amendment thereto described in the preceding sentence before filing, and shall make changes to such Tax Returns reasonably by Buyer. Not less than five (5) days before the filing of any such Pre-Closing Period Tax Return, Sellers shall pay to Buyer an amount equal to the Taxes shown as due on such Tax Returns (including any withholding taxes required to be paid by the Company for Seller-level Taxes). At the option of Seller Representative, or if Seller Representative is unable to collect the amount equal to the Taxes shown due as due, such amount may be paid to Buyer by any of the mechanisms set forth in Section 10.4. Buyer shall then cause the Company to issue a check for payment for all Taxes shown as due on such Pre-Closing Period Tax Return (including any withholding taxes payable by the Company for Seller-level Taxes referenced in the prior sentence) to be attached to the Pre-Closing Period Tax Return.

(c) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Straddle Periods. To the extent such Tax Returns relate to the Pre-Closing Partial Tax Period, Buyer shall provide Seller Representative with reasonable opportunity to review and comment on each such Tax Return described in the preceding sentence before filing, and shall make changes to such Tax Returns reasonably requested by Seller Representative. Sellers shall be responsible for the payment of the amount equal to the portion of such Taxes, if any, that relates to the Pre-Closing Partial Tax Period, and shall pay to Buyer such amounts not less than five (5) days before the filing of any such Straddle Period Tax Return. At the option of Seller Representative, or if Seller Representative is unable to collect the amount equal to the portion of such Taxes, if any, that relates to the Pre-Closing Partial Tax Period, such amount may be paid to Buyer by any of the mechanisms set forth in Section 10.4. For purposes of this Agreement, in the case of any Taxes that are imposed with respect to a Straddle Period, the portion of such Tax which relates to the Pre-Closing Partial Tax Period shall (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the Straddle Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practices of the Company.

(d) Seller Representative and Buyer agree to consult and resolve in good faith any disputes arising as a result of the review of the Tax Returns described in Section 10.1(b) and 10.1(c) and to mutually consent to the filing as promptly as possible of such Tax Return. In the event Seller Representative and Buyer are unable to resolve any dispute within 10 days following notice of comments to the applicable Tax Return, then the Company may file such Tax Return on or before the due date (including extensions) therefor without such determination having been made and without the consent of Sellers.

10.2 Transfer Taxes. All transfer, documentary, excise, VAT, sales, use, stamp, filing, recordation, registration and other such Taxes and fees (including any penalties and interest with respect thereto) incurred or payable, if any, resulting directly from the Transactions (the “Transfer Taxes”), shall be paid by Sellers when due and the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns shall file all necessary Tax Returns and other documentation when due with respect to all such Transfer Taxes and such Party shall use its reasonable efforts to provide such Tax Returns to the other Party at least 10 calendar days prior to the due date for such Tax Returns. If required by applicable Law, the other Party or Parties shall join in the execution of any such Tax Returns and other documentation (the expense of which shall be paid one-half by Buyer and one-half by Sellers).

10.3 Assistance and Cooperation.

(a) After the Closing Date, each of Seller Representative, Buyer and the Company shall:

(i) assist the other Party (at no expense to such other Party) in preparing any Tax Returns that such other Party is responsible for preparing and filing in accordance with Section 10.1 or in preparing any financial statements, including affording reasonable access to books, records and personnel;

(ii) keep the other Party fully informed (at no expense of such other Party) of the progress and substance of the preparation of any Tax Returns described in Article 10 for which such other Party is not primarily responsible;

(iii) cooperate fully in preparing for any audits of, or disputes with Governmental Entities regarding, any Taxes or Tax Returns of the Company and take any actions reasonably requested by the other Party in connection therewith;

(iv) make available to one another and to any Governmental Entity, as reasonably requested in connection with any Tax Return described in Section 10.1 or any Tax Claim, all information relating to any Taxes or Tax Returns of the Company; and

(v) furnish one another with copies of all correspondence received from any Governmental Entity in connection with any Tax audit or information request with respect to any such taxable period.

(b) The Parties agree to report consistently, for all income tax purposes, amounts paid by or on behalf of the Company to satisfy payments due under any retention agreements to the extent such amounts are included as a payment at Closing, as a compensation expense of the Company on the income Tax Return of the Company for the period ending on the Closing Date.

10.4 Tax Treatment of Indemnity Payments. The Parties shall treat for Tax purposes any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price.

Article 11

MISCELLANEOUS

11.1 Seller Representative.

(a) Each Seller hereby irrevocably appoints Itay Hasid (the “Seller Representative”), as agent and attorney-in-fact, with full power of substitution for and on behalf of such Persons; (i) to give and receive notices and communications; (ii) to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and seek and comply with orders of courts and awards of arbitrators with respect to this Agreement or any other Transaction Document (other than the Consulting Agreements); (iii) to negotiate, resolve and settle any and all claims for indemnification under Article 9; and (iv) to take all actions necessary or appropriate in the judgment of Seller Representative for the accomplishment of the foregoing including to engage counsel and accountants and other professionals and the carrying out any other duties of Seller Representative under this Agreement. No bond shall be required of Seller Representative, and Seller Representative shall receive no compensation for his or her services.

(b) Upon the death, disability, resignation or other unavailability of Seller Representative, any vacancy in the position of Seller Representative may be filled by a vote of the holders of a majority of the Equity Interests held by Sellers as of the moment before the Closing.

(c) Each Seller agrees (i) that Buyer, the Company and their Affiliates are fully protected and may rely conclusively on the instructions and decisions of Seller Representative and (ii) that all actions and decisions of Seller Representative are conclusive and binding on Sellers.

(d) Seller Representative, in his or her capacity as such, shall not be liable or responsible to any Seller for any action taken by Seller Representative (or for any failure on the part of such Seller Representative to take any action) unless (i) such Seller Representative did not believe in good faith that such action (or failure to take action) was within the scope of the authority conferred on him or her by this Agreement or (ii) such action (or failure to take action) constituted willful misconduct or gross negligence on the part of such Seller Representative; provided, that the foregoing shall not relieve such Seller Representative of any liability he or she may otherwise have under this Agreement. Without limiting the generality or the effect of the foregoing, in the absence of bad faith on the part of Seller Representative: (x) Seller Representative may rely, and shall be fully protected in acting, upon the advice or opinion of any attorney, accountant or consultant retained by such Seller Representative in connection with any matter relating to this Agreement or the Transactions; (y) Seller Representative may rely, and shall be fully protected in relying, upon the genuineness of any document believed by him or her to be genuine and to be signed by the proper party or parties; and (z) Seller Representative shall not be liable for any error in judgment in the construction of this Agreement or any other Transaction Document.

11.2 Notices. All notices, requests and other communications to any Party hereunder must be in writing (including telecopy, electronic mail or similar writing) and given as follows:

if to the Company (before Closing), to:	Batterfly Energy Ltd. Meshek 86 shetulim,IL 79280 Israel Attention: Itay Hasid and Daniel Assis E-mail: itay@mobeego.com; daniel@mobeego.com

with copies (which shall not constitute notice) to:	Eden Ben David & co.,Adv.& C.p.a Hertzel 3 St. Ashkelon, Israel.78100 Attention: Alice Eden Ben David E-mail: alice@edenbd-cpa.co.il

if to Sellers or Seller Representative, to:	Itay Hasid Yishayau 44 , Tel Aviv 6249433, Israel E-mail: itay@mobeego.com

if to Buyer, to:	Life Clips, Inc. 233 S. Sharon Amity Rd., Suite 201 Charlotte, North Carolina 28211 Attention: Robert Gruder, Chief Executive Officer E-mail: bgruder@lifeclips.com

with copies (which shall not constitute notice) to:	McGuireWoods LLP 201 North Tryon Street, Suite 3000 Charlotte, North Carolina 28202 Attention: Richard W. Viola E-mail: rviola@mcguirewoods.com or such other address or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such electronic mail message is transmitted to the electronic mail address specified in this Section 11.2 and the appropriate electronic mail confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 11.2.

11.3 Amendments; No Waivers; No Third-Party Beneficiaries.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Buyer or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and assigns.

11.4 Expenses. Unless otherwise contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding anything herein to the contrary, Transaction Expenses shall be paid by Sellers. Sellers acknowledge and agree that neither Buyer nor any of Buyer’s Affiliates (including post-Closing the Company) shall have any obligation for Transaction Expenses. Notwithstanding the foregoing, the parties agree that the costs and expenses of the Escrow Agent and Paying Agent shall be shared equally by the Sellers, on the one hand, and Buyer, on the other.

11.5 Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign (other than by operation of law following the Closing), delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the Parties, and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

11.6 Governing Law. North Carolina Law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of or relating in any way to this Agreement and the other Transaction Documents, including all disputes, claims or causes of action arising out of or relating to this Agreement and the other Transaction Documents as well as the interpretation, construction, performance and enforcement of this Agreement the other Transaction Documents.

11.7 Resolution of Disputes. Except as otherwise provided herein, all controversies, disputes or actions between the Parties arising out of the Transactions or this Agreement, including their respective Affiliates, owners, officers, directors, agents and employees, arising from or relating to this Agreement shall on demand of either party be submitted for arbitration to the London Court of International Arbitration (“LCIA”). The Parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedures) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. The arbitration proceedings shall be conducted in London, England UK in accordance with the then-current commercial arbitration rules of the LCIA, except the Parties shall be entitled to limited discovery at the discretion of the arbitrator(s) who may, but are not required to, allow depositions. In no event shall discovery last more than 20 days. Upon the commencement of the arbitration proceeding, each Party shall have no more than 14 days to present their position in the action and rebut the other Party’s position. The arbitrator shall be instructed to use every reasonable effort to perform its services within seven days of request, and, in any case, as soon as practicable. The Parties agree to be bound by the provisions of any limitation on the period of time by which claims must be brought under North Carolina law or any applicable federal law. The arbitrator(s) shall have the right to award the relief which he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from due date), injunctive relief, specific performance, legal damages and costs. The award and decision of the arbitrator(s) shall be conclusive and binding on all Parties, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of this award shall be governed exclusively by the United States Arbitration Act. The provisions of this Section 11.7 shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

11.8 Publicity. The parties shall agree to the content of any press release or other public announcement concerning this Agreement or the transactions contemplated hereby before issuing the same. Nothing contained herein shall prevent any party from at any time furnishing any information to any Governmental Entity or publicly filing any information with the SEC which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable U.S. law or the rules of the any stock exchange to which the party is subject.

11.9 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.10 Waiver of Jury Trial. Each of the Parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

11.11 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

11.12 Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

11.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.14 Construction. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between language or amounts contained in the body of this Agreement and language or amounts contained in the Exhibits or Schedules attached hereto, the language or amounts in the body of the Agreement shall control. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit, Annex or Schedule to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

BUYER:		THE COMPANY:

Life Clips, Inc.		Batterfly Energy Ltd.

By:	/s/ Robert Gruder
Name:	Robert Gruder	By:	/s/ Itay Hasid /s/ Daniel Assis
Title:	Chief Executive Officer	Name:	Itay Hasid Daniel Assis
		Title:	CEO CEO

SELLERS:	Solely for purposes of Section 6.7,

/s/ Nataly Assis	RESTRICTED PARTIES:
Nataly Assis
/s/ Itay Hasid
/s/ Itay Hasid /s/ Ofer Hasid, Trustee	Itay Hasid
Itay Hasid
/s/ Daniel Assis
/s/ Elad Ronen	Daniel Assis
Elad Ronen

/s/ Shirel Dahan
Shirel Dahan

[Signature Page to Stock Purchase Agreement]

Exhibit A

Form of Promissory Note

(See attached.)

A -1

Exhibit B

Pro-Rata Share

Name of Shareholder or Optionholder	No. of Shares Owned	Percentage Interest in Equity of the Company	Pro-rata Share
Nataly Assis	500	44.49%	40.041%
Itay Hasid	500	44.49%	40.041%
Elad Ronen	62	5.51%	4.959%
Shirel Dahan	62	5.51%	4.959%
Cytex Ventures Inc.	0	0%	10%

B -1